Filed pursuant to Rule 424(b)(3)
Registration No. 333-259975
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated October 12, 2021)

24,142,065 Shares
CLASS A COMMON STOCK

This prospectus supplement further supplements and updates the prospectus dated October 12, 2021, as the same may be amended from time to time, referred to herein as the Prospectus, relating to the resale by certain selling shareholders referred to in the Prospectus of up to 24,142,065 shares of Qualtrics International Inc.’s Class A common stock. Such shares were issued and have been registered pursuant to the terms of the Agreement and Plan of Reorganization and Merger dated July 29, 2021 to acquire Clarabridge, Inc.
This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or other supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement incorporates into the Prospectus the information contained in our attached Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on October 22, 2021.
Qualtrics International Inc.’s Class A common stock trades on the Nasdaq Global Select Market under the symbol “XM.” On October 21, 2021, the last reported sale price of our Class A common stock was $45.97 per share.

Our business and an investment in our Class A common stock involve significant risks. These risks are described in the section titled “Risk Factors” beginning on page 7 of the Prospectus and in the documents incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 22, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

(Mark One)
☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2021
Or
☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from ____ to ____
Commission File Number: 001-39952

QUALTRICS INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	47-1754215
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
333 West River Park Drive
Provo, Utah 84604
(Address, including zip code of principal executive offices)
385-203-4999
(Telephone number, including area code, of principal executive offices)

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	XM	Nasdaq Global Select Market

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☐ No ☒
Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). ☐

As of October 11, 2021, the registrant had 541,228,137 shares of common stock outstanding, consisting of 118,057,527 shares of Class A common stock and 423,170,610 shares of Class B common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Forward-looking statements contained in this Quarterly Report on Form 10-Q include, but are not limited to, statements about:
•our future financial performance, including our revenue, cost of revenue, gross profit, operating expenses, ability to generate positive cash flow, and ability to be profitable;
•our ability to grow at or near historical growth rates;
•anticipated technology trends, such as the use of and demand for experience management software;
•our ability to attract and retain customers to use our products;
•our ability to respond to and overcome challenges brought by the COVID-19 pandemic;
•our ability to attract enterprises and international organizations as customers for our products;
•our ability to expand our network with content consulting partners, delivery partners, and technology partners;
•the evolution of technology affecting our products and markets;
•our ability to introduce new products and enhance existing products and to compete effectively with competitors;
•our ability to successfully enter into new markets and manage our international expansion;
•the attraction and retention of qualified employees and key personnel;
•our ability to effectively manage our growth and future expenses and maintain our corporate culture;
•our anticipated investments in sales and marketing and research and development;
•our ability to maintain, protect, and enhance our intellectual property rights;
•our ability to successfully defend litigation brought against us;
•our ability to maintain data privacy and data security;
•the sufficiency of our cash and cash equivalents to meet our liquidity needs;
•our ability to comply with modified or new laws and regulations applying to our business;
•our reduced ability to leverage resources at SAP as an independent company from SAP; and
•the increased expenses associated with being an independent public company.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this Quarterly Report on Form 10-Q.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this Quarterly Report on Form 10-Q primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in our Annual Report on Form 10-K. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Quarterly Report on Form 10-Q. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this Quarterly Report on Form 10-Q relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this Quarterly Report on Form 10-Q to reflect events or circumstances after the date of this Quarterly Report on Form 10-Q or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
You should read this Quarterly Report on Form 10-Q and exhibits with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

Part I. FINANCIAL INFORMATION
Item 1. Financial Statements
Qualtrics International Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and par value)
(Unaudited)

	As of September 30,	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$589,946	$203,891
Accounts receivable, net of allowance (1)	258,809	296,148
Deferred contract acquisition costs, net	51,270	43,429
Prepaid expenses and other current assets	50,711	48,130
Total current assets	950,736	591,598
Non-current assets:
Property and equipment, net	122,152	116,120
Right-of-use assets from operating leases	183,841	195,372
Goodwill	27,092	6,709
Other intangible assets, net	7,749	3,959
Deferred contract acquisition costs, net of current portion	124,785	115,837
Deferred tax assets	3,961	92
Other assets	22,246	9,368
Total assets	$1,442,562	$1,039,055

Liabilities and equity (deficit)
Current liabilities:
Lease liabilities	$15,710	$7,125
Accounts payable (1)	46,823	30,452
Accrued liabilities	94,849	225,046
Liability-classified, stock-based awards	4,464	209,286
Deferred revenue	514,337	495,638
Total current liabilities	676,183	967,547
Non-current liabilities:
Lease liabilities, net of current portion	221,590	235,620
Liability-classified, stock-based awards, net of current portion	330	76,627
Deferred revenue, net of current portion	5,891	5,477
Note payable (1)	504,564	—
Deferred tax liabilities	3,966	5,970
Other liabilities	11,110	16,716
Total liabilities	$1,423,634	$1,307,957
Commitments and contingencies
Equity (deficit)
Preferred stock, par value $0.0001 per share; authorized 100,000,000 shares; no shares outstanding(2)	—	—
Class A common stock, par value $0.0001 per share; authorized 2,000,000,000 shares; issued and outstanding 92,680,590 and 6,000,000 shares as of September 30, 2021 and December 31, 2020(2)	9	1
Class B common stock, par value $0.0001 per share; authorized 1,000,000,000 shares; issued and outstanding 423,170,610 as of September 30, 2021 and December 31, 2020(2)	42	42
Additional paid in capital	2,167,649	1,126,631
Accumulated other comprehensive income (loss)	(631)	3,191
Accumulated deficit	(2,148,141)	(1,398,767)
Total equity (deficit)	18,928	(268,902)
Total liabilities and equity (deficit)	$1,442,562	$1,039,055
________________
(1) Includes amounts from related parties. See Note 15 for further details.
(2) See Note 1 “2020 Stock Split and Capital Reorganization” for further details.
The accompanying notes are an integral part of these condensed consolidated financial statements.

Qualtrics International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Subscription	$220,314	$148,259	$611,748	$415,000
Professional services and other	51,320	44,590	147,874	134,956
Total revenue	271,634	192,849	759,622	549,956
Cost of revenue:
Subscription	23,802	16,362	65,865	46,974
Professional services and other	43,041	32,674	127,522	100,060
Total cost of revenue	66,843	49,036	193,387	147,034
Gross profit	204,791	143,813	566,235	402,922
Operating expenses:
Research and development	83,875	62,065	226,552	168,985
Sales and marketing	161,570	103,008	449,446	322,775
General and administrative	236,810	60,731	637,944	155,225
Total operating expenses	482,255	225,804	1,313,942	646,985
Operating loss	(277,464)	(81,991)	(747,707)	(244,063)
Other non-operating expense, net	(3,160)	(556)	(6,091)	(483)
Loss before income taxes	(280,624)	(82,547)	(753,798)	(244,546)
Provision (benefit) for income taxes	5,409	3,141	(4,424)	13,481
Net loss	$(286,033)	$(85,688)	$(749,374)	$(258,027)

Net loss per share attributable to common stockholders, basic and diluted	$(0.56)	$(0.20)	$(1.49)	$(0.61)
Weighted-average Class A and Class B shares used in computing net loss per share attributable to common stockholders, basic and diluted	515,212,996	423,170,610	503,781,082	423,170,610
The accompanying notes are an integral part of these condensed consolidated financial statements.

Cost of revenue and operating expenses includes:
Stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
Cost of subscription revenue	$2,516	$725	$8,522	$3,809
Cost of professional services and other revenue	6,977	2,582	18,161	6,193
Research and development	33,697	23,919	89,410	63,165
Sales and marketing	36,651	12,086	94,917	34,933
General and administrative	196,979	44,810	553,582	109,949
Total stock-based compensation expense, including cash settled	$276,820	$84,122	$764,592	$218,049

Amortization of acquired intangible assets as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
Cost of subscription revenue	$442	$265	$973	$797
Sales and marketing	74	51	176	153
General and administrative	47	47	141	141
Total amortization of acquired intangible assets	$563	$363	$1,290	$1,091

Qualtrics International Inc.
Condensed Consolidated Statements of Comprehensive Loss
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss	$(286,033)	$(85,688)	$(749,374)	$(258,027)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(2,015)	1,908	(3,822)	1,452
Comprehensive loss	$(288,048)	$(83,780)	$(753,196)	$(256,575)
The accompanying notes are an integral part of these condensed consolidated financial statements.

Qualtrics International Inc.
Condensed Consolidated Statements of Stockholders’ Equity (Deficit)
(In thousands, except share amounts)
(Unaudited)

	Three Months Ended September 30, 2021
	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total equity (deficit)
	Shares	Amount	Shares	Amount
Balance, June 30, 2021	91,035,764	$9	423,170,610	$42	$1,895,938	$1,384	$(1,862,108)	$35,265
Stock-based compensation	—	—	—	—	277,737	—	—	277,737
Issuance of common stock upon settlement of restricted stock units (RSUs)	1,073,145	—	—	—	—	—	—	—
Issuance of common stock for employee stock purchase plan	571,681	—	—	—	16,586	—	—	16,586
Payment of withholding taxes on vested RSUs and employee stock purchase plan	—	—	—	—	(22,968)	—	—	(22,968)
Modification of cash-settled stock-based compensation awards into equity-settled awards	—	—	—	—	356	—	—	356
Net loss	—	—	—	—	—	—	(286,033)	(286,033)
Foreign currency translation adjustment	—	—	—	—	—	(2,015)	—	(2,015)
Balance, September 30, 2021	92,680,590	$9	423,170,610	$42	$2,167,649	$(631)	$(2,148,141)	$18,928

	Three Months Ended September 30, 2020
	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total deficit
	Shares	Amount	Shares	Amount
Balance, June 30, 2020	—	$—	423,170,610	$42	$866,631	$(1,384)	$(1,298,604)	$(433,315)
Capital contribution from SAP	—	—	—	—	120,000	—	—	120,000
Net loss	—	—	—	—	—	—	(85,688)	(85,688)
Foreign currency translation adjustment	—	—	—	—	—	1,908	—	1,908
Balance, September 30, 2020	—	$—	423,170,610	$42	$986,631	$524	$(1,384,292)	$(397,095)

	Nine Months Ended September 30, 2021
	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total equity (deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2020	6,000,000	$1	423,170,610	$42	$1,126,631	$3,191	$(1,398,767)	$(268,902)
Stock-based compensation	—	—	—	—	764,273	—	—	764,273
Issuance of common stock upon settlement of RSUs	4,140,522	—	—	—	—	—	—	—
Issuance of common stock for employee stock purchase plan	571,681	—	—	—	16,586	—	—	16,586
Payment of withholding taxes on vested RSUs and employee stock purchase plan	—	—	—	—	(27,800)	—	—	(27,800)
Modification of cash-settled stock-based compensation awards into equity-settled awards	—	—	—	—	206,669	—	—	206,669
Capital contribution from SAP	—	—	—	—	115,000	—	—	115,000
Sales of Class A common stock, net of issuance costs (1)	81,968,387	8	—	—	2,238,571	—	—	2,238,579
Class A common stock option exercised(1)	—	—	—	—	119,999	—	—	119,999
Dividend declared	—	—	—	—	(2,392,280)	—	—	(2,392,280)
Net loss	—	—	—	—	—	—	(749,374)	(749,374)
Foreign currency translation adjustment	—	—	—	—	—	(3,822)	—	(3,822)
Balance, September 30, 2021	92,680,590	$9	423,170,610	$42	$2,167,649	$(631)	$(2,148,141)	$18,928

	Nine Months Ended September 30, 2020
	Class A common stock		Class B common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total deficit
	Shares	Amount	Shares	Amount
Balance, December 31, 2019	—	$—	423,170,610	$42	$586,631	$(928)	$(1,126,265)	$(540,520)
Capital contribution from SAP	—	—	—	—	400,000	—	—	400,000
Net loss	—	—	—	—	—	—	(258,027)	(258,027)
Foreign currency translation adjustment	—	—	—	—	—	1,452	—	1,452
Balance, September 30, 2020	—	$—	423,170,610	$42	$986,631	$524	$(1,384,292)	$(397,095)
________________
(1)See Note 11 “Sale of Class A Common Stock” for further details.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Qualtrics International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(749,374)	$(258,027)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	24,011	18,570
Loss on disposal of property and equipment	1,525	—
Reduction of right-of-use assets from operating leases	16,571	12,429
Stock-based compensation expense, including cash settled	764,592	218,049
Amortization of deferred contract acquisition costs	35,977	22,383
Deferred income taxes	(5,544)	2,672
Changes in assets and liabilities, excluding the effect of business combinations:
Accounts receivable, net	37,261	31,777
Prepaid expenses and other current assets	(5,043)	(7,578)
Deferred contract acquisitions costs	(54,986)	(63,293)
Other assets	(13,104)	(6,378)
Lease liabilities	(10,369)	213
Accounts payable	14,875	1,205
Accrued liabilities	(8,232)	(1,842)
Deferred revenue	18,837	(5,571)
Other liabilities	(985)	7,125
Settlement of stock-based payments liabilities	(76,875)	(283,963)
Net cash flows used in operating activities	(10,863)	(312,229)

Cash flows from investing activities
Purchases of property and equipment	(29,711)	(43,054)
Cash paid for business combination, net of cash acquired	(25,000)	—
Net cash flows used in investing activities	(54,711)	(43,054)

Cash flows from financing activities
Proceeds from capital contributions from SAP	115,000	400,000
Proceeds from issuance of Class A common stock, net of underwriting discounts and commissions	2,244,322	—
Payment of costs related to initial public offering	(3,081)	—
Repayment of promissory note	(1,892,280)	—
Payments for taxes related to net share settlement of equity awards	(27,800)	—
Issuance of class A common stock through Employee Stock Purchase Plan	16,586	—
Net cash flows provided by financing activities	452,747	400,000
Effect of changes in exchange rates on cash and cash equivalents	(1,118)	316
Net increase in cash and cash equivalents	386,055	45,033
Cash and cash equivalents, beginning of period	203,891	42,467
Cash and cash equivalents, end of period	$589,946	$87,500

Supplemented cash flow disclosures
Cash paid for income taxes	$7,848	$7,125
Cash paid for operating leases, net of incentives received	$10,008	$5,160
Modification of cash-settled stock-based compensation awards into equity-settled awards	$206,669	$—

Non-cash investing and financing activities
Capital expenditures incurred but not yet paid	$208	$16,431
Right-of-use assets obtained in exchange for lease obligations	$1,374	$7,258
Note payable issued for dividend declared	$500,000	$—
Expiration of contingency associated with Class A common stock option exercised	$120,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

Qualtrics International Inc.
Notes to Condensed Consolidated Financial Statements
1.SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Qualtrics International Inc. (“Qualtrics” or “the Company”) was incorporated in the state of Delaware in September 2014. Qualtrics has built the first experience management platform (“XM Platform”) to manage customer, employee, product, and brand experiences. The Company sells subscriptions to its XM Platform and provides professional services primarily consisting of research services, implementation services, and engineering services.
Basis of Presentation and Principles of Consolidation
The accompanying condensed consolidated balance sheet as of September 30, 2021, and the condensed consolidated statements of operations, comprehensive loss, and stockholders' equity (deficit) for the three and nine months ended September 30, 2021 and 2020, and condensed consolidated statements of cash flows for the nine months ended September 30, 2021 and 2020, are unaudited. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with the annual consolidated financial statements and, in the opinion of management, reflect all adjustments necessary to state fairly the Company's financial position as of September 30, 2021 and its results of operations for the three and nine months ended September 30, 2021 and 2020 and cash flows for the nine months ended September 30, 2021 and 2020. The financial data and the other financial information disclosed in the notes to these condensed consolidated financial statements related to the three and nine month periods are also unaudited. The results of operations for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the fiscal year ending December 31, 2021 or for any other future year or interim period.
The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto as of and for the year ended December 31, 2020, included in the Company's Annual Report on Form 10-K.
2020 Stock Split and Capital Reorganization
On December 21, 2020, the Company amended its restated certificate of incorporation to create new classes of preferred stock, Class A and Class B common stock. The Company’s previously outstanding shares of common stock issued on January 23, 2019, were converted into shares of Class B common stock. SAP holds all of the shares of the new Class B common stock. The ownership rights of Class A and Class B common stockholders are the same except with respect to voting, the election of directors, conversion, and certain actions that require the consent of holders of Class B and other protective provisions. The amended and restated certificate of incorporation effectuated a 4,231,706.1-for-one stock split of the new Class B common stock. The capitalization of the Company, including all share and per share data has been retroactively adjusted back to January, 23, 2019, the date of the SAP acquisition, to reflect the recapitalization.
Use of Estimates
The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve revenue recognition with respect to the determination of the standalone selling prices for the Company’s services, deferred contract acquisition costs, the period of benefit generated from deferred contract acquisition costs, valuation of the Company’s equity and cash settled stock-based compensation, including the underlying deemed estimated fair value of the Company’s common stock prior to the IPO, valuation of deferred income tax assets, uncertain tax positions, contingencies, determining the incremental borrowing rate for the calculation of the present value of lease liabilities and litigation accruals. Actual results could differ from those estimates.
Foreign Currency Transactions
The assets and liabilities of the Company’s foreign subsidiaries are translated from their respective functional currencies into U.S. dollars at the rates in effect at the balance sheet date and revenue and expense amounts are translated at the average exchange rate for the period. Foreign currency translation gains and losses are recorded in other comprehensive loss. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive loss. Gains and losses, whether realized or unrealized, from foreign currency transactions (those transactions denominated in currencies other than the entities’ functional currency) are included in other non-operating expense, net.
Revenue Recognition
The Company recognizes revenue from its service/product lines when control is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue. The Company accounts for revenue contracts with customers by applying the requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606 – Revenue from Contracts with Customers (Topic 606), which includes the following steps:
•Identification of the contract, or contracts, with a customer
•Identification of the performance obligations in a contract
•Determination of the transaction price
•Allocation of the transaction price to the performance obligations in the contract
•Recognition of revenue when, or as, performance obligations are satisfied
Classes of Revenue
The Company derives revenue from two service/product lines:
Subscription Revenue
The Company generates revenue primarily from sales of subscriptions to access its XM Platform, together with related support services to its customers. Arrangements with customers do not provide the customer with the right to take possession of the software operating the XM Platform at any time. Instead, customers are granted continuous access to the XM Platform over the contractual period.
The Company’s subscription contracts generally have annual contractual terms while some have multi-year contractual terms. The Company generally bills annually in advance with net 30 payment terms. The Company’s agreements generally cannot be canceled with refund.
Professional Services and Other Revenue
Professional services and other revenue mainly includes two types of services: research services and professional services. Research services is a solution provided to existing subscription customers with arrangements that are distinct from subscription revenue services. In addition, the Company provides professional services associated with new and expanding customers requesting implementation, integration services, and other ancillary services. These services are distinct from subscription revenue services.

Recognition of Revenue
Access to the Company’s XM Platform represents a series of distinct services as the Company continually provides access to and fulfills its obligation to the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer.
Revenue from professional services and other revenue related to research services is recognized upon completion because completion and delivery of the results is considered a separate performance obligation satisfied at a point in time. Revenue from professional services and other revenue related to customized software coding is recognized upon completion, because the customer consumes the intended benefit and assumes control upon final completion of the custom coding. Revenue from professional services and other revenue related to implementation and other ancillary services is recognized as the services are performed, because the customer consumes the benefit as the services are provided.
Judgment is required to determine whether revenue is to be recognized at a point in time or over time. For performance obligations satisfied over time, we need to measure progress using the method that best reflects the Company’s performance.
All judgments and estimates mentioned above can significantly impact the timing and amount of revenue to be recognized.
Contract Balances
The Company bills in advance for annual contracts, and at times enters into non-cancelable multi-year deals. Non-cancelable multi-year deals typically include price escalations each year. The Company recognizes revenue on a straight-line basis over the non-cancelable term and accounts for the difference between straight-line revenue and annual invoice amounts as a contract asset. The current and noncurrent portion of contract assets included in prepaid and other current assets and other assets as of September 30, 2021 were $14.8 million and $13.4 million, respectively. The current and noncurrent portion of contract assets included in prepaid and other current assets and other assets as of December 31, 2020 were $9.6 million and $6.9 million, respectively.
The Company records contract liabilities to deferred revenue when cash payments are received or due in advance of performance. Deferred revenue primarily relates to the advance consideration received from the customer prior to the related performance obligation being fulfilled. In certain circumstances we receive consideration from customers in advance of a specific service being identified. Total consideration received in advance of a specific service being identified totaled $29.2 million and $33.8 million as of September 30, 2021 and December 31, 2020, respectively, and is included in deferred revenue. The following table shows the amount of revenue included in prior period deferred revenue for each of the Company’s revenue generating solutions:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
Subscription revenue:
Revenue included in prior period deferred revenue	$93,347	$65,382	$386,916	$283,837
Revenue generated from same period billings	126,967	82,877	224,832	131,163
Total subscription revenue	$220,314	$148,259	$611,748	$415,000
Professional services and other revenue:
Revenue included in prior period deferred revenue	$11,699	$10,035	$51,513	$32,108
Revenue generated from same period billings	39,621	34,555	96,361	102,848
Total professional services and other revenue	$51,320	$44,590	$147,874	$134,956

Remaining Performance Obligations
Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. Amounts of a customer contract’s transaction price that are allocated to the remaining performance obligations represent contracted revenue that has not yet been recognized. They include amounts recognized as contract liabilities and amounts that are contracted but not yet due. The future estimated revenue related to unsatisfied performance obligations as of September 30, 2021 was $1,362.1 million, of which approximately $781.5 million is expected to be recognized as revenue over the next twelve months. The future estimated revenue related to unsatisfied performance obligations as of December 31, 2020 was $1,144.4 million. This estimate is based on the Company’s best judgment, as it needs to consider estimates of possible future contract modifications. The amount of transaction price allocated to the remaining performance obligations, and changes in this amount over time, are impacted by, among others, currency fluctuations and the contract period of our cloud contracts remaining at the balance sheet date and thus by the timing of contract renewals.
Disaggregation of Revenue
The following table summarizes the revenue by region based on the billing address of customers who have contracted to use the Company’s cloud platform:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
United States	$192,114	$136,861	$537,632	$395,813
International	79,520	55,988	221,990	154,143
Total revenue	$271,634	$192,849	$759,622	$549,956
No single country outside the United States accounted for 10% or more of revenue during the three and nine months ended September 30, 2021 and 2020.
Stock-Based Compensation, including cash settled
On December 28, 2020, the Company initiated a voluntary exchange offer pursuant to which it offered its eligible employees, including its executive officers, the ability to exchange their existing unvested legacy liability-classified stock-based awards to be settled in cash (“Qualtrics Rights”) and SAP restricted stock units (“RSUs”) for awards with underlying shares of the Company’s Class A common stock. The terms of the voluntary exchange offer, including the exchange ratio, were designed to preserve the intrinsic value of the Qualtrics Rights and SAP RSUs that were tendered. Upon completion of the exchange offer on January 28, 2021, 5.4 million Qualtrics Rights and 1.3 million SAP RSU awards were exchanged into 12.8 million Qualtrics RSU awards, representing 93% of the outstanding Qualtrics Rights and SAP RSU awards. On September 13, 2021, the Company completed an additional voluntary exchange offer for certain employees in Australia that were not eligible for the January 28, 2021 exchange, pursuant to which less than 0.1 million cash-settled Qualtrics Rights and SAP RSU awards were exchanged and modified into equity-settled Qualtrics RSU awards.
Net Loss per Share Attributable to Common Stockholders
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. As there are no potentially dilutive securities, diluted earnings per share attributable to common stockholders has not been presented. For purposes of calculating earnings per share, the Company uses the two-class method. Because both classes of common stock share the same rights in dividends, basic and diluted earnings per share was the same for both common stock classes.
Accounts Receivable and Allowances
Accounts receivable are recorded at the invoiced amount, net of allowances. Accounts receivable are typically due within 30 days from the date of invoice. Customer balances outstanding longer than the contractual payment terms are considered past due. The Company establishes allowances for bad debt and cancellations based on historical collection data and customer specific circumstances. The allowance for bad debt, as needed, is established with a charge to bad debt expense in the consolidated statements of comprehensive loss. Bad debt expense was not material during the three and nine months ended September 30, 2021 and 2020. The allowance for cancellations is established with a reduction to revenue and deferred revenue. In the event of lack of payment due to a bankruptcy or other credit-related issues of a customer, the Company writes off the related accounts receivable with a reduction to the allowance for bad debt. In the event of lack of payment from a customer for issues unrelated to credit risk, the Company cancels the customer’s subscription access or service and writes off the corresponding accounts receivable with reductions to the allowance for cancellations.
The Company’s allowances were $10.2 million and $30.2 million as of September 30, 2021 and December 31, 2020, respectively. During the three months ended September 30, 2021 and 2020, $(1.2) million and $0.9 million of net (reductions) additions were charged to revenue, respectively, and $(5.0) million and $3.1 million of net (reductions) additions were charged to deferred revenue, respectively. During the nine months ended September 30, 2021 and 2020, $(3.5) million and $0.7 million of net (reductions) additions were charged to revenue, respectively, and $(16.5) million and $2.0 million of net (reductions) additions were charged to deferred revenue, respectively.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company performs credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. No customer accounted for more than 10% of accounts receivable at September 30, 2021 and December 31, 2020. No single customer accounted for 10% or more of total revenue during the three and nine months ended September 30, 2021 and 2020.
Deferred Contract Acquisition Costs, net
Deferred contract acquisition costs, net is stated at gross deferred contract acquisition costs less accumulated amortization. Sales commissions and related payroll taxes for initial software-as-a-service (SaaS) subscription contracts earned by the Company’s sales force are considered to be incremental and recoverable costs of obtaining a contract with a customer. As a result, these amounts have been capitalized as deferred contract acquisition costs on the consolidated balance sheets. The Company deferred incremental costs of obtaining a contract of $21.1 million and $20.6 million during the three months ended September 30, 2021 and 2020, respectively, and $55.0 million and $63.3 million during the nine months ended September 30, 2021 and 2020, respectively.
Sales commissions for renewal contracts are not considered commensurate with the commissions paid for the acquisition of an initial SaaS subscription contract, given the substantive difference in commission rates in proportion to their respective contract values. After the conclusion of the initial contract period, commissions paid on subsequent renewals are commensurate year after year. As such, the Company expenses renewal commissions as incurred.
Deferred contract acquisition costs are amortized over an estimated period of benefit of five years. The period of benefit was estimated by considering factors such as estimated average customer life, the rate of technological change in the subscription service, and the impact of competition in its industry. As the Company’s average customer life significantly exceeded the rate of change in its technology, the Company concluded that the rate of change in the technology underlying the Company’s subscription service was the most significant factor in determining the period of benefit for which the asset relates. In evaluating the rate of change in the technology, the Company considered the competition in the industry, its commitment to continuous innovation, and the frequency of product, platform, and technology updates. The Company determined that the impact of competition in the industry is reflected in the period of benefit through the rate of technological change.
Amortization of deferred contract acquisition costs were $12.8 million and $8.2 million for the three months ended September 30, 2021 and 2020, respectively, and $36.0 million and $22.4 million for the nine months ended September 30, 2021 and 2020, respectively. Amortization of deferred contract acquisition costs are included in sales and marketing expense in the accompanying consolidated statements of operations. There was no impairment loss in relation to the deferred costs for any period presented.

Leases
Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement based on the present value of the minimum lease payments over the lease term. The Company utilizes certain practical expedients and policy elections available under Topic 842. Leases with a one-year term or less are not recognized on the balance sheet.
Internal-use Software
The Company capitalizes certain development costs incurred in connection with its internal-use software. These capitalized costs are primarily related to the software platforms that are hosted by the Company and accessed by its customers on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred as research and development costs. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized costs are recorded as part of property and equipment. Maintenance and training costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life of 24 months. The Company recognized amortization expenses of $3.3 million and $3.2 million related to capitalized internal-use software for the three months ended September 30, 2021 and 2020, respectively, and $10.0 million and $9.3 million for the nine months ended September 30, 2021 and 2020, respectively, within cost of subscription revenue.
Income Taxes
Income taxes as presented in the condensed consolidated financial statements of Qualtrics attribute current and deferred income taxes of SAP to the Company’s standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes (“ASC 740”). Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a standalone enterprise. As a result, actual transactions included in the consolidated financial statements of SAP may not be included in the separate condensed consolidated financial statements of the Company. Similarly, the tax treatment of certain items reflected in the condensed consolidated financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of SAP. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the standalone financial statements that may or may not exist in SAP’s consolidated financial statements. As such, the income taxes of the Company as presented in these condensed consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future.
As a result of the acquisition of Clarabridge, Inc. (“Clarabridge”) on October 1, 2021, described in Note 16, Subsequent Events, SAP America, Inc. (“SAP America”) no longer holds 80% of the value of our outstanding stock, and as such, the Company will no longer be a member of SAP America’s consolidated group for U.S. federal income tax purposes (the “U.S. Consolidated Group”), as of October 1, 2021. The tax attributes that had been utilized by U.S. Consolidated Group, and are not available for use by Qualtrics International Inc., will no longer be reflected in our consolidated financial statements beginning in the fourth quarter of 2021.
A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized based on all available positive and negative evidence. Such evidence includes, but is not limited to, recent cumulative earnings or losses, expectations of future taxable income by taxing jurisdiction, and the carry-forward periods available for the utilization of deferred tax assets.
The Company evaluates its uncertain tax positions on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, correspondence with tax authorities during the course of an audit, and effective settlement of audit issues.
To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and results of operations.

Fair Value Measurement
The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions, and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
•Level 1 — Quoted prices in active markets for identical assets or liabilities.
•Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
Recently Adopted Accounting Pronouncements
In August 2018, the FASB issued ASU 2018-15, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract”. This guidance aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted this standard on January 1, 2021 on a prospective basis. The adoption did not have a material impact on the Company’s consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses. The update requires measurement and recognition of expected credit losses for financial assets held at amortized cost, including accounts receivable. ASU 2016-13 was amended in November 2018 by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, and again in April 2019 by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and in May 2019 by ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. ASU 2016-13, as amended, is effective for annual reporting periods of emerging growth companies beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the standard will be applied using a modified retrospective approach with a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the impact on its consolidated financial statements and cannot reasonably estimate the impact on its financial statements at this time.
In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. The new standard intended to simplify the accounting for income taxes by eliminating certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for annual periods of emerging growth companies beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. Adoption of the standard requires certain changes to primarily be made prospectively, with some changes to be made retrospectively. We are currently assessing the impact of this standard on our financial condition and results of operations.

2.CASH AND CASH EQUIVALENTS
Cash and cash equivalents consisted of the following:

	As of September 30,	As of December 31,
in thousands	2021	2020
Cash	$214,195	$203,891
Money market mutual funds	375,751	—
Total cash and cash equivalents	$589,946	$203,891
3.FAIR VALUE MEASUREMENTS
The Company’s cash equivalents with regards to the money market mutual funds are classified within Level 1 of the fair value hierarchy. See Note 1, “Summary of Significant Accounting Policies” for additional details.
4.PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	As of September 30,	As of December 31,
in thousands	2021	2020
Internal-use software	$26,625	$25,757
Server equipment	28,199	27,551
Leasehold improvements	73,691	28,377
Computer equipment	19,080	15,589
Buildings	13,658	13,625
Furniture and fixtures	2,770	2,217
Software	—	222
Construction in progress	10,013	47,920
Total property and equipment	$174,036	$161,258
Accumulated depreciation and amortization	(51,884)	(45,138)
Property and equipment, net	$122,152	$116,120
The Company recognized depreciation and amortization expense related to its property and equipment as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
Cost of revenue	$5,132	$4,779	$15,343	$13,500
Research and development	864	408	2,307	1,263
Sales and marketing	1,508	783	4,174	2,317
General and administrative	343	79	897	399
Total depreciation and amortization expense	$7,847	$6,049	$22,721	$17,479

5.LEASES
The Company has operating leases for corporate offices under non-cancelable operating leases with various expiration dates. There are no finance leases. The leases have remaining terms of 1 to 13 years. Options to extend for up to 15 years have not been included because they are not reasonably certain to be exercised.
The components of lease expense were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
Operating lease cost	$5,388	$5,987	$16,513	$17,823
Variable and short-term lease cost	2,031	1,948	5,498	3,307
Supplemental balance sheet information related to operating leases was as follows:

	As of September 30,	As of December 31,
in thousands	2021	2020
Operating lease right-of-use assets	$183,841	$195,372

Operating lease liabilities, current	15,710	7,125
Operating lease liabilities, non-current	221,590	235,620
Total operating lease liabilities	$237,300	$242,745
Other information related to leases was as follows:

	As of September 30,	As of December 31,
	2021	2020
Weighted average remaining lease term	11.1 years	11.8 years
Weighted average discount rate	3.16%	3.19%
As of September 30, 2021, the maturities of lease liabilities under non-cancelable operating leases, net of lease incentives, were as follows:

As of September 30,
in thousands	2021
Remainder of 2021	4,277
2022	24,067
2023	24,169
2024	23,894
2025	24,570
Thereafter	180,544
Total minimum lease payments	$281,521
Less: imputed interest	(44,221)
Total	$237,300

6.BUSINESS COMBINATIONS
In July 20, 2021, the Company acquired all of the outstanding stock of Usermind, Inc. (“Usermind”), a leader in real-time experience orchestration software. The assets, liabilities, and operating results of Usermind are reflected in the Company’s consolidated financial statements from the date of acquisition. On the closing date, the Company paid approximately $25.0 million in cash, net of cash assumed in the acquisition. The allocation of the purchase price, which is subject to adjustment based upon the completion of the valuation of the intangible assets, working capital adjustments, and finalization of tax related assumptions, is as follows:

in thousands	Usermind (July 2021)
Developed technology	$4,500
Customer relationships	580
Goodwill	20,383
Other assets, net	614
Total assets acquired	26,077
Other liabilities, net	(1,077)
Total assets acquired, net	$25,000
The goodwill arising from the acquisition consists largely of the synergies the Company is expected to achieve from combining the acquired assets and operations with its existing operations. Goodwill related to Usermind is not deductible for tax purposes. Acquisition-related costs totaled $1.5 million and were expensed as incurred and included in general and administrative expenses. The contribution of Usermind to the revenue and earnings for the three and nine months ended September 30, 2021 is not material (the effects would also not have been material if the acquisition had closed at the beginning of 2020).
7.OTHER INTANGIBLE ASSETS, NET
Other intangible assets, net consisted of the following:

	As of September 30,	As of December 31,
in thousands	2021	2020
Patents	$751	$751
Developed technology	7,570	3,070
Customer relationships	2,680	2,100
Developed content	400	400
Tradename	550	550
License agreements	1,500	1,500
Total intangible assets	$13,451	$8,371
Accumulated amortization	(5,702)	(4,412)
Other intangible assets, net	$7,749	$3,959
The Company recognized amortization expense to cost of revenue of $0.4 million and $0.3 million for the three months ended September 30, 2021 and 2020, respectively, and $1.0 million and $0.8 million for the nine months ended September 30, 2021 and 2020, respectively. An immaterial amount of amortization expense was recorded to sales and marketing and general and administrative for the three and nine months ended September 30, 2021 and 2020.

Estimated amortization expense for intangible assets for the next five years consists of the following:

As of September 30,
in thousands	2021
Remainder of 2021	618
2022	2,120
2023	1,414
2024	1,297
2025	1,290
Thereafter	1,010
Total	$7,749
8.ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	As of September 30,	As of December 31,
in thousands	2021	2020
Accrued wages, bonuses and commissions	$62,957	$76,842
Accrued payroll taxes	4,303	2,753
Share deposit liability (1)	—	120,000
Other accrued expenses	26,581	22,037
Accrued income taxes	1,008	3,414
Total accrued liabilities	$94,849	$225,046
(1)See Note 11 “Sale of Class A Common Stock” for further details.
9.PROMISSORY NOTES
In January 2021, and in connection with the initial public offering, the Company declared a $2,392 million dividend in the form of two promissory notes payable from Qualtrics International Inc. to SAP AMERICA, INC.
Promissory Note 1 was issued with a principal amount of $1,892 million and interest rate of 0.14% compounded semi annually. The principal balance and accrued interest was due and paid in full on February 1, 2021, the date of the closing of the initial public offering.
Promissory Note 2 was issued with a principal amount of $500 million and interest rate of 1.35% compounded semi annually. The principal balance and accrued interest is due and payable in full on or before the earlier of (i) February 2031, the 10-year anniversary of the closing date of the initial public offering, and (ii) the date on which the aggregate net cash proceeds of primary public offerings of shares of the Company’s Class A common stock exceeds $500 million. The Company has the right to prepay this note in full or in part at any time at par and without prepayment penalties. At any time following August 1, 2021, the six-month anniversary of the closing date of the initial public offering, if the 30-day volume weighted average price per share of the Company’s Class A common stock exceeds $37.50, SAP has the right to cause the Company to effect one or more follow-on public offerings within 30 days following its receipt of such written notice from SAP; provided, however, that the Company shall have the ability to defer any such obligation to effect a follow-on public offering for up to 180 days if, in the good faith judgment of the independent members of the board of directors of the Company, effecting a follow-on public offering would be detrimental to the Company at such time.
The outstanding principal and accrued interest related to our promissory note totaled $500 million and $4.6 million as of September 30, 2021.

10.COMMITMENTS AND CONTINGENCIES
Leases
In March 2018, the Company entered into a lease commitment for additional office space that is currently being constructed in Dublin, Ireland. Upon delivery of the constructed office space, the Company will pay approximately $1.8 million per annum to lease the space. The Company expects the constructed office space to be delivered in the fourth quarter of 2021. The lease agreement is for 15 years, with a termination option at the election of the Company at the end of the 8th year.
In August 2021, the Company entered into a Purchase and Sale Agreement to acquire its corporate headquarters space located Provo, Utah from its current landlord, for a total purchase price of $67.0 million in cash. The purchase is expected to close in the fourth quarter of 2021 and will result in the termination of the related lease agreement.
Legal Matters
From time to time, the Company is a party to a variety of claims, lawsuits, and proceedings which arise in the ordinary course of business, including claims of alleged infringement of intellectual property rights. The Company records a liability when it believes that it is probable that a loss will be incurred, and the amount of loss or range of loss can be reasonably estimated. Given the unpredictable nature of legal proceedings, the Company bases its estimate on the information available at the time of the assessment. As additional information becomes available, the Company reassesses the potential liability and may revise the estimate. The Company is not presently a party to any litigation the outcome of which, it believes, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the business, operating results, or financial condition.
11.COMMON STOCK
Sale of Class A Common Stock
In December 2020, the Company entered into a stock purchase agreement with Q II, an entity controlled by Ryan Smith, the Company’s founder and executive chair, pursuant to which Q II purchased 6,000,000 shares of Class A common stock at a price of $20.00 per share for an aggregate purchase price of $120 million. The shares were redeemable at the option of the Company for the 60-day period following June 30, 2021 unless the following conditions had been met: (i) the closing of the Company’s underwritten public offering had occurred prior to that date and (ii) Ryan Smith remained employed by the Company on that date or his employment had been terminated prior to that date by the Company without cause or by him with good reason. Such conditions occurred as of June 30, 2021 and the shares are therefore not redeemable at the option of the Company. Based on the terms of purchase agreement, the funds received from the Q II purchase were reported within accrued liabilities until the redemption options expired on June 30, 2021, resulting in the $120 million purchase consideration being reclassified from accrued liabilities to additional paid in capital.
On December 23, 2020, Silver Lake Partners VI DE (AIV), L.P. (“Silver Lake”) agreed to purchase $550 million of shares of Class A common stock, comprising (a) 15,018,484 shares at $21.64 per share and (b) $225 million of shares at the initial public offering price of $30.00 per share, in a concurrent private placement transaction (the “Silver Lake investment”). On February 1, 2021, the Company closed its private placement transaction with Silver Lake.
On February 1, 2021, the Company closed its initial public offering (“IPO”), in which it issued and sold 59,449,903 shares of Class A common stock at $30.00 per share for aggregate net proceeds of $1,688 million, after deducting underwriters' discounts and offering expenses payable by the Company.

12.STOCK-BASED COMPENSATION
Stock-based compensation expense, including cash settled, for the three and nine months ended September 30, 2021 and 2020 was recorded as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
in thousands	2021	2020	2021	2020
Cost of subscription revenue	$2,516	$725	$8,522	$3,809
Cost of professional services and other revenue	6,977	2,582	18,161	6,193
Research and development	33,697	23,919	89,410	63,165
Sales and marketing	36,651	12,086	94,917	34,933
General and administrative	196,979	44,810	553,582	109,949
Total stock-based compensation expense, including cash settled	$276,820	$84,122	$764,592	$218,049

Cash Awards
Qualtrics Rights
During the three and nine months ended September 30, 2021, less than 0.1 million and 1.8 million Qualtrics Rights, respectively, vested and were settled for $1.4 million and $72.9 million in cash, respectively. During the three and nine months ended September 30, 2020, 1.8 million and 5.9 million Qualtrics Rights, respectively, vested and were settled for $86.3 million and $252.0 million in cash, respectively. The unrecognized expense related to Qualtrics Rights was $0.4 million and $69.0 million as of September 30, 2021 and December 31, 2020, respectively, and will be recognized over a remaining vesting period of up to two years.
As of September 30, 2021 and December 31, 2020, 0.1 million and 5.5 million outstanding Qualtrics Rights, respectively, were valued based on the SAP share price of €116.88 and €107.22, respectively, multiplied by the Equity Award Exchange Ratio translated into US dollars and less than 0.1 million and 2.0 million outstanding Qualtrics Rights, respectively, were valued at $35.00. The weighted-average remaining contractual term of the Qualtrics Rights was 0.4 years and 1.5 years at September 30, 2021 and December 31, 2020, respectively. The weighted average SAP share price for the Qualtrics Rights settled during the three and nine months ended September 30, 2021 was €119.61 and €104.94, respectively. The weighted average SAP share price for the Qualtrics Rights settled in during the three and nine months ended September 30, 2020 was €122.10 and €112.80, respectively.
Move SAP Plan (SAP RSU Plan)
During the three and nine months ended September 30, 2021, less than 0.1 million and less than 0.1 million Move SAP RSUs, respectively, vested and were settled for $1.5 million and $4.0 million in cash, respectively. During the three and nine months ended September 30, 2020, less than 0.1 million and 0.2 million Move SAP RSUs, respectively, vested and were settled for $3.6 million and $25.0 million in cash, respectively. The unrecognized expense related to Move SAP RSUs was $5.4 million and $143.0 million as of September 30, 2021 and December 31, 2020, respectively, and will be recognized over a remaining vesting period of up to three years.

Changes in Outstanding Awards Under the Company’s Cash-Settled Plans

in thousands	Qualtrics Rights	SAP RSU Plan
Outstanding as of December 31, 2020	7,518	1,427
Exchanged into Qualtrics Equity Awards	(5,451)	(1,309)
Settled/exercised	(1,757)	(31)
Forfeited	(241)	(31)
Outstanding as of September 30, 2021	69	56

in thousands	As of September 30, 2021	As of December 31, 2020
Qualtrics Rights - Total carrying amount of liabilities	$2,709	$241,485
SAP RSU Plan - Total carrying amount of liabilities	2,085	44,428
Equity Awards
On January 28, 2021, the Company completed a voluntary exchange offer pursuant to which 5.4 million cash-settled Qualtrics Rights and 1.3 million cash-settled SAP RSU awards were exchanged and modified into 12.8 million equity-settled Qualtrics RSU awards, representing 93% of the outstanding Qualtrics Rights and SAP RSU awards. On September 13, 2021, the Company completed an additional voluntary exchange offer for certain employees in Australia that were not eligible for the January 28, 2021 exchange, pursuant to which less than 0.1 million cash-settled Qualtrics Rights and SAP RSU awards were exchanged and modified into equity-settled Qualtrics RSU awards.
In January 2021, the board of directors authorized the issuance of new RSU awards representing approximately 61.4 million shares of our Class A common stock. These awards were granted to eligible employees and the executive officers of the Company on January 28, 2021. Approximately 44.2 million of the RSU awards are subject to time-based vesting, with 25% vesting on February 1, 2022 and ratably thereafter for twelve quarters, such that this portion of the RSUs will be fully vested on the fourth anniversary of their vesting commencement date. The remaining 17.2 million RSU awards vest in four equal annual installments based on the achievement of certain performance conditions, as established by our board of directors and measured annually, with vesting of 100% of each installment in the event that the performance targets are achieved and ratable downward adjustments in the event that the performance targets are partially achieved.
On January 5, 2021, the board of directors approved a one-time optional salary adjustment program that provided eligible employees with the opportunity to reduce their annual cash base salary, effective as of February 1, 2021 and on an ongoing basis, in exchange for a one-time RSU grant valued at a multiple of the cash forgone as a result of an employee’s participation in the program. RSUs granted pursuant to this program totaled 2.5 million and vest quarterly over four years, with a vesting commencement date of February 1, 2021.
On August 19, 2021, the board of directors approved the 2021 Qualtrics International Inc. Inducement Equity Plan, pursuant to which the Company reserved 3.4 million shares of Class A common stock to be used for grants of equity based awards to individuals who were not previously employees or directors of the Company.
The following table sets forth the outstanding Qualtrics RSUs and related activity for the nine months ended September 30, 2021:

	Number of RSUs (in thousands)	Weighted-Average Grant Date Fair Value
Outstanding as of December 31, 2020	—	$—
Exchanged from Qualtrics Rights and SAP RSU Awards	12,872	30.04
Granted	73,035	45.06
Vested	(4,803)	30.99
Forfeited/Canceled	(1,707)	40.96
Outstanding as of September 30, 2021	79,397	$43.56
As of September 30, 2021, there was $2,671 million of unrecognized stock-based compensation expense related to outstanding Qualtrics RSUs, which is expected to be recognized over a weighted-average period of 3.1 years.
Own SAP Plan (Own)
Starting in July 2019 under Own, employees had the opportunity to purchase, on a monthly basis, SAP shares without any required holding period. The investment per each eligible employee is limited to a percentage of the respective employee’s monthly base salary. The Company matched the employee investment by 40% and added a subsidy equivalent of €20 per month for non-executives. In connection with the completion of the Company’s initial public offering employees are no longer able to participate in Own and therefore there were no shares purchased or compensation costs recognized for the three months ended September 30, 2021. The number of shares purchased under this plan was 44,445 during the three months ended September 30, 2020, and 17,440 and 130,058 during the nine months ended September 30, 2021 and 2020, respectively. The Company recognized compensation expense associated with the match of $1.7 million during the three months ended September 30, 2020, and $0.7 million and $5.0 million during the nine months ended September 30, 2021 and 2020, respectively.
Qualtrics Employee Stock Purchase Plan (ESPP)
In December 2020, the Company's board of directors approved the ESPP, which became effective in January 2021. The ESPP initially reserved and authorized the issuance of up to a total of 12,000,000 shares of Class A common stock to participating employees. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022 and ending on (and including) January 1, 2030 by the lesser of 2% of the number of shares of our Class A common stock reserved for issuance under the ESPP, 1% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. The share reserve is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
Each employee who is a participant in the ESPP may purchase shares by authorizing contributions at a minimum of 1% up to a maximum of 20% of his or her compensation for each pay period, with purchase periods beginning on February 1 and August 1 of each year. Accumulated contributions are used to purchase shares on the last business day of the purchase period at a price equal to 85% of the fair market value of the shares on the first business day of the offering period (or our initial public offering price for participants in the first ESPP) or the last business day of the offering period, whichever is lower, provided that no more than a number of shares of Class A common stock determined by dividing $15,000 by the fair market value of the shares on the first business day of the offering period (or a lesser number as established by the plan administrator in advance of the purchase period) may be purchased by any one employee during each purchase period. An employee may purchase no more than $25,000 worth of shares of Class A common stock, valued at the start of the offering period, under the ESPP for each calendar year in which a purchase right is outstanding. The Company recognized compensation expense associated with the ESPP of $4.3 million and $11.9 million during the three and nine months ended September 30, 2021, respectively.

Sale of Class A Common Stock
As discussed in Note 11, regarding the sale of Class A common stock to Q II, the 6,000,000 shares had certain vesting conditions including the completion of the Company’s IPO and the continued employment of Ryan Smith through June 30, 2021. Based on the terms of purchase agreement, the sale of Class A common stock to Q II is accounted for as an early exercise of a stock option award. The IPO is considered a performance condition that upon occurring in January 2021 results in a cumulative catch-up of recognizing expense of the fair value of the option for the pro-rata portion of the vesting period that had occurred and the remaining expense has been recorded over the remaining vesting period, which ended on June 30, 2021.
13.NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
The following table sets forth the calculation of basic net loss per share attributable to common stockholders during the periods presented.

in thousands (except share amount)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Numerator:
Net loss attributable to common shareholders	$(286,033)	$(85,688)	$(749,374)	$(258,027)
Denominator:
Weighted-average shares outstanding for basic loss per share	515,212,996	423,170,610	503,781,082	423,170,610
Basic loss per share	$(0.56)	$(0.20)	$(1.49)	$(0.61)

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive. The following table discloses securities that could potentially dilute basic net loss per share in the future that were not included in the computation of diluted net loss per share because to do so would have been antidilutive for all periods presented:

	As of September 30, 2021	As of December 31, 2020
Qualtrics restricted stock units	79,396,681	—
Qualtrics employee stock purchase program	271,399	—
14.INCOME TAXES
The Company has an effective tax rate of (1.9)% and (3.8)% for the three months ended September 30, 2021 and 2020, respectively, and 0.6% and (5.5)% for the nine months ended September 30, 2021 and 2020, respectively. The Company has incurred U.S. operating losses and has minimal profits in its foreign jurisdictions.
The Company has evaluated all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and has determined that it is more likely than not that its net deferred tax assets will not be realized in the United States. Due to uncertainties surrounding the realization of the deferred tax assets, the Company maintains a full valuation allowance against its net U.S. deferred tax assets.
The German Anti-Tax Avoidance Directive Implementation Law entered into force on July 1, 2021. This legislation is intended to combat hybrid mismatch arrangements and deny deduction of certain expenses accruing after December 31, 2019, and impacts the deductibility of expenses incurred in our German subsidiary during tax year 2020. As a result of this legislation, the Company recorded a $6.5 million uncertain tax liability during the three months ended September 30, 2021.
The U.K. Finance Act 2021 was passed on June 10, 2021. This legislation refined and clarified the country’s hybrid mismatch rules, which previously cast doubt on the deductibility of expenses incurred in our U.K. subsidiary during tax years 2017-2020. As a result of the favorable new legislation, the Company reversed an $11.0 million uncertain tax liability during the three months ended June 30, 2021.
The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted by the United States on March 27, 2020, and the Consolidated Appropriations Act, 2021 (the “Appropriations Act”) was enacted on December 27, 2020. Neither the CARES Act nor the Appropriations Act have a material impact on the Company’s provision for income taxes for the three and nine months ended September 30, 2021 and 2020.
15.RELATED PARTY TRANSACTIONS
Since the SAP acquisition in 2019, SAP and its affiliates are related parties to the Company. The Company has entered into certain arrangements for services and products with SAP and its affiliates.
The consolidated statements of operations and comprehensive loss include all revenue and costs directly attributable and/or allocable to the Company, including costs for facilities, functions, and services used by Qualtrics. The condensed consolidated statement of operations also includes expenses of SAP directly charged to Qualtrics for certain functions provided by SAP, including, but not limited to, sales organization costs, insurance, employee benefits, human resources and usage of data centers. The Company directly charges SAP for certain functions provided to SAP, including sales support. These charges were determined based on actual expenses incurred on Qualtrics’ or SAP’s behalf or by usage.
During the three months ended September 30, 2021 and 2020, the Company recognized revenue of $6.0 million and $3.4 million, respectively, from SAP and its affiliates in exchange for services and products. During the nine months ended September 30, 2021 and 2020, the Company recognized revenue of $16.8 million and $7.7 million, respectively, from SAP and its affiliates in exchange for services and products. Total costs charged from SAP and its affiliates to the Company were $13.3 million and $6.5 million during the three months ended September 30, 2021 and 2020, respectively, and $40.5 million and $20.3 million during the nine months ended September 30, 2021 and 2020, respectively. Total costs charged from the Company to SAP and its affiliates were $5.5 million and $4.6 million during the three months ended September 30, 2021 and 2020, respectively, and $14.6 million and $14.5 million during the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, the outstanding receivable and payable balance with SAP and its affiliates was $31.7 million and $11.6 million, respectively. As of December 31, 2020, the outstanding receivable and payable balance with SAP and its affiliates was $0.2 million and $13.6 million, respectively.
In January 2021, and in connection with the initial public offering, the Company declared a $2,392 million dividend in the form of two promissory notes payable from Qualtrics International Inc. to SAP AMERICA, INC. Promissory Note 1 was issued with a principal amount of $1,892 million and paid in full on February 1, 2021. Promissory Note 2 was issued with a principal amount of $500 million and interest rate of 1.35% compounded semi annually. See Note 9 “Promissory Notes” for further details.
Certain Board members of the Company and certain Supervisory Board and Executive Board members of SAP SE currently hold, or held within the last year, positions of significant responsibility with other entities. We have relationships with certain of these entities in the ordinary course of business. During the three and nine months ended September 30, 2021, and 2020, revenue and charges from these related parties were immaterial.
In December 2020, Ryan Smith, our Founder and Executive Chair, acquired a majority interest in the Utah Jazz basketball franchise, the associated venue, and certain related sports teams and operations and business interests. In 2019, the Company entered into multi-year agreements with the Utah Jazz related to ticket purchases, advertising, sponsorships, and the Utah Jazz Five for the Fight Campaign, under which we were billed $0.4 million and $4.2 million during the three and nine months ended September 30, 2021, respectively.

16.SUBSEQUENT EVENTS
On October 1, 2021, the Company completed its previously announced acquisition of Clarabridge, a customer experience management software company headquartered in Reston, Virginia, pursuant to an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, all outstanding shares of Clarabridge capital stock were cancelled in exchange for aggregate consideration of $1.125 billion, subject to certain adjustments, in the form of shares of Class A common stock of the Company and cash, as provided by the Merger Agreement. The Company issued a total of 25,038,955 shares of Class A common stock (“Acquisition Shares”). Due to the timing of the close of the Clarabridge acquisition, the initial accounting for the business combination is incomplete and a preliminary allocation of purchase consideration cannot be estimated.
Pursuant to the terms of the Merger Agreement, the Company agreed to register the Acquisition Shares for resale on a registration statement within fifteen days from closing of the Acquisition and maintain effectiveness for 12 months from closing, or such earlier time as all of the Acquisition Shares have been sold or are no longer outstanding. Pursuant to joinder and lockup agreements signed by Clarabridge’s stockholders, the Clarabridge stockholders agreed to only sell up to one-third of their shares when the registration statement is declared effective, up to an additional one-third 30 calendar days after the registration statement is declared effective, and up to the final one-third 60 calendar days after the registration statement is declared effective, all subject to adjustment for certain blackout periods that may occur under the Merger Agreement.
In addition, pursuant to the terms of the Merger Agreement, (i) the Clarabridge stock plans have been assumed, amended and restated by the Company, (ii) the options to purchase shares of Clarabridge stock outstanding under the Clarabridge stock plans have been assumed by the Company and converted into corresponding Qualtrics options to purchase, in the aggregate, 3,203,885 shares of Class A Common Stock, and (iii) the Company will grant equity incentive awards to certain continuing employees of Clarabridge and its subsidiaries under the 2021 Qualtrics International Inc. Inducement Equity Plan, at the Company’s sole discretion.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and related notes thereto included elsewhere in this Quarterly Report on Form 10-Q. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We created the first experience management platform to manage customer, employee, product, and brand experiences. Our platform serves as a business operating system for Experience Management. The Qualtrics Experience Management Platform, or Qualtrics XM, is a system of action that helps companies design and improve the experiences they provide to their many constituents across these four core experiences.
Our revenue was $271.6 million and $192.8 million for the three months ended September 30, 2021 and 2020, respectively, representing year-over-year growth of 41%. Our revenue was $759.6 million and $550.0 million for the nine months ended September 30, 2021 and 2020, respectively, representing year-over-year growth of 38%. For the three months ended September 30, 2021 and 2020, our net loss was $286.0 million and $85.7 million, respectively, and $749.4 million and $258.0 million for the nine months ended September 30, 2021 and 2020, respectively. The results of our operations for the three and nine months ended September 30, 2021 and 2020 were impacted by equity and cash settled stock-based compensation expense.
We generate revenue by selling subscriptions to our XM Platform and integrated solutions, as well as professional services. Over 99% of our contracts have a subscription period of one year or longer, and we primarily bill annually in advance. Subscription revenue comprised 81% of our total revenue for each of the three and nine months ended September 30, 2021. We have a diversified customer base consisting of organizations of various sizes across virtually all industries. Our largest customer accounted for less than 3% of revenue during the three and nine months ended September 30, 2021, and our largest industries by annual recurring revenue, or ARR, as of September 30, 2021 were financial services, professional and business services, education, technology, government, and healthcare. ARR is calculated by annualizing subscription revenue in the last month of a period.
We price and package our software subscriptions solutions based on the capacity, use case, and functionality needs of our customers. This pricing and packaging includes volume of expected responses, number of users accessing our platform, number of employees, and level of functionality provided, such as dashboards, iQ functionality, and integrations. We have also recently begun to offer use case pricing that simplifies pricing for customers seeking to address specific needs. Our customers often expand their subscriptions as they increase volume of responses, add solutions and integrations, grow users and employees, and increase features and workflows within each solution.
Our professional services consist primarily of research services, through our DesignXM offering, which allows customers to gain market intelligence by procuring a curated group of respondents and returning actionable results, while conforming to best-practice design and methodology, as well as implementations, configurations, and integration and engineering services to help customers deploy our XM Platform. Other professional services revenue consists of consulting and training fees.
Acquisition of Clarabridge
On October 1, 2021, we completed our previously announced acquisition of Clarabridge, Inc., or Clarabridge, a customer experience management software company headquartered in Reston, Virginia, or the Clarabridge Acquisition, pursuant to an Agreement and Plan of Reorganization and Merger, or the Merger Agreement. Pursuant to the terms of the Merger Agreement, all outstanding shares of Clarabridge capital stock were cancelled in exchange for aggregate consideration of $1,125.0 million, subject to certain adjustments, in the form of shares of our Class A common stock and cash, as provided by the Merger Agreement. We issued a total of 25,038,955 shares of

Class A common stock, or Acquisition Shares. Pursuant to the terms of the Merger Agreement, we agreed to register the Acquisition Shares for resale on a registration statement within fifteen days from closing of the Clarabrdige Acquisition and maintain effectiveness for 12 months from closing, or such earlier time as all of the Acquisition Shares have been sold or are no longer outstanding. Pursuant to joinder and lockup agreements signed by Clarabridge’s stockholders, they agree to only sell up to one-third of their shares when the registration statement is declared effective, or the First Lockup Period, up to an additional one-third thirty calendar days after the First Lockup Period, or the Second Lockup Period, and up to the final one-third thirty calendar days after the Second Lockup Period, all subject to adjustment for certain blackout periods that may occur under the Merger Agreement.
In addition, pursuant to the terms of the Merger Agreement, (i) the Clarabridge stock plans have been assumed, amended and restated by us, (ii) the options to purchase shares of Clarabridge stock outstanding under the Clarabridge stock plans have been assumed by us and converted into corresponding Qualtrics options to purchase, in the aggregate, 3,203,885 shares of our Class A Common Stock, and (iii) we will grant equity incentive awards to certain continuing employees of Clarabridge and its subsidiaries under the 2021 Qualtrics International Inc. Inducement Equity Plan, at our sole discretion.
We expect to continue to acquire or invest in businesses, people, or technologies that we believe could complement, expand, or enhance our XM Platform or otherwise offer growth opportunities.
Key Factors Affecting Our Performance
We believe that the growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations.
Customer Acquisition and Expansion
We are focused on continuing to acquire new customers to support our long-term growth. We have invested, and expect to continue to invest, heavily in our sales and marketing efforts to drive customer acquisition. Our customers include businesses of all sizes, academic institutions, and government organizations. We define the number of customers at the end of any particular period as the number of parties or individual legal entities that have entered into a separate subscription contract with us. For avoidance of doubt, international subsidiaries of parent entities are not separately counted, but business units, brands, and academic institutions are counted if they are distinct legal entities. A single organization or customer may have multiple paid business accounts.
Our business model relies on rapidly and efficiently landing new customers and expanding our relationship with them over time. We have a history of attracting new customers, driving expanded use through upselling our XM Platform across the enterprise, and cross-selling through the subsequent deployment of additional solutions throughout the enterprise. Our relationship with SAP has resulted in greater access to enterprise customers and increased cross-sell opportunities through SAP’s customer base.
Investing for Growth
Our investment for growth encompasses multiple critical areas, including international growth, enterprise sales, and product expansion.
Our revenue outside of the United States represented 29% of our total revenue in each of the three months ended September 30, 2021 and 2020 and 29% and 28% of our total revenue in the nine months ended September 30, 2021 and 2020, respectively. We initially started our expansion outside of the United States in English-speaking countries, such as Ireland, the United Kingdom, Canada, and Australia, as we were able to leverage our core technologies and go-to-market motion. Since opening our first international office in Dublin, Ireland in 2013, we now have over 30 sales offices in countries around the globe.
We continue to evolve our technology to ensure that we are best serving our customers’ needs. We believe this will lead to continued increased retention and positive customer referrals that will continue to generate expansion within current customer organizations and business from new customers. Since 2015, we have established offices in

Seattle and Poland to expand our engineering headcount. We continue to invest in research and development to drive product innovation and development.
Strategic Partnerships
In 2018, we announced the launch of QPN. Since then, we have built out our partner network to include over 200 global member companies partnering with us on our platform to help drive breakthrough business outcomes for joint customers. Since the SAP Acquisition in 2019, we have also developed joint go-to-market and product integrations with SAP. We expect our partnerships to extend our sales reach and provide implementation leverage both domestically and internationally, as well as product and technology integrations that will accelerate our product roadmap.
Key Business Metrics
We review a number of operating and financial metrics, including the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Large Customers
We define our large customers as those spending more than $100,000 in ARR on our XM Platform. We believe that our ability to increase the number of large customers is an indicator of our market penetration, strategic demand for our platform, the growth of our business, and our potential future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based technology, has expanded the diversity of our large customer base to include organizations of different sizes across virtually all industries.
We continue to increase the number of customers who have entered into larger subscriptions with us. We had 1,668 customers with ARR of $100,000 or more as of September 30, 2021, up from 1,338 as of December 31, 2020. The number of customers with ARR of $100,000 or more indicates the strategic importance of our platform for enterprise customers and our ability to both initially land significant accounts and grow them over time.
Net Retention Rate
We calculate our dollar-based net retention rate to measure our ability to retain and expand subscription revenue from our existing customers and is an indicator of the value our platform delivers to customers and our future business opportunities. Our net retention rate compares our subscription revenue from the same set of customers across comparable periods and reflects customer renewals, expansion, contraction and churn.
We calculate our net retention rate on a trailing four-quarter basis. As of September 30, 2021, our net retention rate was 125%. Our net retention rate was 120% as of December 31, 2020.
To calculate our net retention rate, we first calculate the subscription revenue in one quarter from a cohort of customers that were customers at the beginning of the same quarter in the prior fiscal year, or cohort customers. We repeat this calculation for each quarter in the trailing four-quarter period. The numerator for net retention rate is the sum of subscription revenue from cohort customers for the four most recent quarters, or numerator period, and the denominator is the sum of subscription revenue from cohort customers for the four quarters preceding the numerator period.
SAP Acquisition
Since the SAP Acquisition in January 2019 and until the sale of 6,000,000 shares of our Class A common stock to Q II in December 2020, we operated as a wholly owned subsidiary of SAP. Accordingly, our financial results for the three and nine months ended September 30, 2021 differ in comparison to the three and nine months ended

September 30, 2020 primarily with respect to sales and marketing expenses and equity and cash settled stock-based compensation expense.
The results of our operations include all revenue and costs directly attributable and/or allocable to the Company, including costs for facilities, functions, and services used by Qualtrics. Our results also include expenses of SAP directly charged to Qualtrics for certain functions provided by SAP, including, but not limited to, sales organization costs, insurance, employee benefits, human resources and usage of data centers. We expect the revenue and cross charges between us and SAP to continue in the near future. These amounts may fluctuate from period to period based on the nature and extent of the indirect benefits received and provided. See Note 15 “Related Party Transactions” for further details in our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q.
On January 28, 2021, we completed a voluntary exchange offer pursuant to which 5.4 million cash-settled Qualtrics Rights and 1.3 million cash-settled SAP RSU awards were exchanged into 12.8 million equity-settled Qualtrics RSU awards, representing 93% of the outstanding Qualtrics Rights and SAP RSU awards. During the three months ended September 30, 2021 and 2020, we recorded $276.8 million and $84.1 million, respectively, in equity and cash settled stock-based compensation expense. The increase was primarily due to the issuance of RSU awards in connection with our initial public offering. During the three months ended September 30, 2021 and 2020, we settled $2.9 million and $96.9 million, respectively, of liability-classified awards. During the nine months ended September 30, 2021 and 2020, we recorded $764.6 million and $218.0 million, respectively, in equity and cash settled stock-based compensation expense. The increase was primarily due to the issuance of RSU awards in connection with our initial public offering. During the nine months ended September 30, 2021 and 2020, we settled $76.9 million and $284.0 million, respectively, of liability-classified awards.
As a result of this increase in equity and cash settled stock-based compensation, our cost of revenue, research and development, sales and marketing, and general and administrative costs increased significantly in absolute dollars and as a percentage of revenue during the three and nine months ended September 30, 2021 compared to the three and nine months ended September 30, 2020. These changes are described in additional detail within our results of operations.
SAP Segment Reporting
Since the SAP Acquisition, certain of our financial results have been presented as an operating segment within SAP’s publicly reported financial results. These Euro-reported financial results are prepared under International Financial Reporting Standards, or IFRS, and presented on a non-IFRS basis. The SAP segment results differ from our standalone financial results primarily due to: differences in reporting currency, differences between IFRS and GAAP, differences in the reporting of certain related party transactions between Qualtrics and SAP, SAP’s reporting of expenses related to certain corporate overhead functions, and differences in the reporting related to the SAP Acquisition.
Response to COVID-19
In response to the COVID-19 pandemic, we took broad actions to mitigate the impact of this public health crisis on our business. We implemented, among other measures, a COVID-19 task force, a temporary work from home policy across all offices globally, new operating guidelines for our offices based on local conditions, restrictions on work-related travel, and additional wellness benefits for employees, all of which have the potential to result in a significant disruption to how we operate our business. We have begun relaxing some of these measures in certain offices where possible in compliance with local restrictions and orders, but many of them are ongoing. Our employees’ health and safety is our top priority, and we continue to monitor local restrictions across the world, the administration of vaccines, and the number of new cases, as well as the evolving and competing legal requirements around COVID-19 protocols and vaccine mandates in the United States and elsewhere. Our customers and partners have similarly been impacted. Our XM Platform enables customers to focus on managing their customer, employee, product, and brand experiences, which is increasingly important in a digitally connected world. Although we believe our business is well-suited to navigate the current environment, the ultimate duration and extent of the COVID-19 pandemic cannot be accurately predicted at this time, and the direct and indirect impact on our business, results of operations, and financial condition will depend on future developments that are highly uncertain. We have experienced, and may continue to experience, an adverse impact on certain parts of our business. The conditions caused by the pandemic have adversely affected or may in the future adversely affect, among other things, demand, spending by new customers, renewal and retention rates of existing customers, the length of our sales cycles, sales productivity, the value and duration of subscriptions, supply of goods and services provided by third parties, collections of accounts receivable, our IT and other expenses, our ability to focus time and attention on our core business, our ability to recruit, and the ability of our employees to travel, all of which could adversely affect our business, results of operations, and financial condition.
We have also experienced, and may continue to experience, certain positive impacts on other aspects of our business, including an increase in sales of our platform to state, local, and federal governments and non-profit organizations to help them navigate through the pandemic as well as sales of vaccine verification solutions on our XM Platform. Moreover, we have seen a reduction in certain operating expenses due to reduced business travel, deferred hiring for some positions, and the virtualization or cancellation of customer and employee events. At our virtual event this year, titled Work Different, we explored how successful organizations are listening to and taking action on the feedback from their customers and employees to reimagine the future of work. Additionally, we believe that the COVID-19 pandemic could also accelerate customer transformation into digital businesses, which we expect will generate additional opportunities for us in the future.
The global impact of COVID-19 continues to rapidly evolve, including as a result of new variants of the virus and the rapidly changing legal landscape, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations. In particular, due to our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our revenue until future periods. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition. For additional details, see “Risk Factors.”
Components of Our Results of Operations
Revenue
We generate revenue from sales of subscriptions to our XM Platform and related professional services.
Subscription revenue is recognized ratably over the related contractual term, generally beginning on the date that our XM Platform is made available to our customer. Our subscription agreements generally have annual contractual terms, with a growing number having multi-year contractual terms. Our agreements generally cannot be canceled with refund. We primarily bill in advance for our annual contracts and annually in advance for our multi-year contracts. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Subscription revenue as a percentage of total revenue may fluctuate period to period.
Professional services and other revenue consists primarily of research services, implementation services, and engineering services. Research services revenue is recognized upon completion of the project. Our agreements generally cannot be canceled with refund. We typically bill in advance for research services projects, with a number of customers purchasing annual retainers to fund future projects. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Implementation services and engineering services include fees associated with new and expanding customers requesting implementation, integration, customization, consulting, and other services. We price these services on a fixed fee basis. Our agreements generally cannot be canceled for a refund. We typically bill in advance for professional services and other revenue. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. We continue to increase deployment of partners to fulfill certain of these services, especially implementation services, and we generally expect professional services and other revenue to decrease as a percentage of total revenue in the long term, although this percentage may fluctuate from period to period.

Cost of revenue and gross margin
Cost of revenue. Our cost of subscription revenue includes expenses related to operating our XM Platform in data centers, depreciation of our data center equipment, and the amortization of our capitalized internal-use software and acquired technology. Subscription cost of revenue also includes employee-related costs associated with our customer support and XM Platform operations organizations. Our cost of professional services and other revenue includes vendor costs and employee-related costs associated with the delivery of these services. Additionally, we make allocations of certain overhead costs, primarily based on headcount, to each of these costs of revenue. Allocated overhead includes costs such as facilities, including lease expense, utilities, depreciation on leasehold improvements, and shared information technology costs. We expect our cost of revenue will increase in absolute dollars in future periods as we continue to invest in our business.
Gross margin. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin may fluctuate from period to period based on the timing of capital expenditures and the related depreciation expense, or other changes in equity and cash settled stock-based compensation, employee-related costs, infrastructure costs, revenue mix, timing of completion of professional services projects, as well as revenue fluctuations. Excluding the impact of equity and cash settled stock-based compensation expense, we generally expect our gross margin to remain relatively consistent in the near term and to increase modestly in the long term, although our gross margin may fluctuate from period to period depending on the interplay of all of these factors.
Operating expenses
Research and development. Our research and development expenses consist primarily of employee-related costs for our engineering, product, and design teams, and allocated overhead.
We plan to continue to hire employees for our engineering, product, and design teams to support our efforts to enhance the functionality and improve the reliability, availability, and scalability of our XM Platform. Excluding the impact of equity and cash settled stock-based compensation expense, we expect our research and development expenses to increase in absolute dollars in future periods, to remain relatively consistent as a percentage of our revenue in the near term, and to decrease as a percentage of our revenue over the long term, although our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.
Sales and marketing. Our sales and marketing expenses relate to both inside and outbound sales activities, as well as expansion efforts with our current customers. The expenses consist primarily of employee-related costs, marketing programs and events, lead generation fees, indirect benefits received from SAP net of indirect benefits we provide to SAP, and allocated overhead. Sales commissions earned by our sales team and the related payroll taxes, that we consider to be incremental and recoverable costs of obtaining a contract with an organization, are deferred and amortized over an estimated period of benefit of five years.
We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. The trend and timing of sales and marketing expenses will depend in part on the timing of marketing campaigns. Excluding the impact of equity and cash settled stock-based compensation expense, we expect that sales and marketing expenses will increase in absolute dollars in future periods; however, we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.
General and administrative. Our general and administrative expenses consist primarily of employee-related costs for our finance, legal, people operations, and other administrative teams, as well as certain executives. In addition, general and administrative expenses include allocated overhead, outside legal, accounting and other professional fees, and non-income based taxes.
We expect to incur additional general and administrative expenses to support our growth as well as our transition to being a publicly traded company. Excluding the impact of equity and cash settled stock-based compensation expense, we expect that general and administrative expenses will increase in absolute dollars in future periods. Our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.
Other non-operating expense, net
Other non-operating expense, net consists of other non-operating gains or losses, including those related to interest income and expense and foreign currency transaction gains and losses.
Provision for income taxes
Provision for income taxes consists primarily of income taxes related to the U.S. and other foreign jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets as we have concluded that it is not more likely than not that the deferred tax assets will be realized. Our effective tax rate is affected by tax rates in foreign jurisdictions and the relative amounts of income we earn in those jurisdictions, as well as non-deductible expenses, such as share-based compensation, and changes in our valuation allowance.
Income taxes as presented in our condensed consolidated financial statements attribute current and deferred income taxes of SAP to our standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes, or ASC 740. Accordingly, our income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a standalone enterprise. As a result, actual transactions included in the consolidated financial statements of SAP may not be included in our separate condensed consolidated financial statements. Similarly, the tax treatment of certain items reflected in our condensed consolidated financial statements may not be reflected in the consolidated financial statements and tax returns of SAP. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the standalone financial statements that may or may not exist in SAP’s consolidated financial statements. As such, our income taxes as presented in these condensed consolidated financial statements may not be indicative of the income taxes that we will generate in the future.
As described above, we have calculated the income taxes in our condensed consolidated financial statements on a separate return basis. However, we were in actuality included in the consolidated, combined or unitary U.S. federal and state income tax returns with SAP America and its affiliates. As a result, a portion of our net operating losses and credit carryforwards would not be available for our use in future tax periods as the net operating losses, or underlying deductions, and credits have already been partially absorbed by SAP America.
As a result of the Clarabridge Acquisition, described in Note 16 to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q, SAP America no longer holds 80% of the value of our outstanding stock, and as such, we will no longer be a member of SAP America’s consolidated group for U.S. federal income tax purposes, which we refer to as a U.S. Consolidated Group, as of October 1, 2021. We will continue to be a part of the U.S. Consolidated Group for other tax jurisdictions. The tax attributes that had been utilized by U.S. Consolidated Group, and are not available for use by Qualtrics International Inc., will no longer be reflected in our consolidated financial statements beginning in the fourth quarter of 2021, resulting in an expected reduction in both our deferred tax assets and valuation allowance.

Results of Operations
The following table sets forth our results of operations for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Revenue:
Subscription	$220,314	$148,259	$611,748	$415,000
Professional services and other	51,320	44,590	147,874	134,956
Total revenue	271,634	192,849	759,622	549,956
Cost of revenue(1)(2):
Subscription	23,802	16,362	65,865	46,974
Professional services and other	43,041	32,674	127,522	100,060
Total cost of revenue	66,843	49,036	193,387	147,034
Gross profit	204,791	143,813	566,235	402,922
Operating expenses(1)(2):
Research and development	83,875	62,065	226,552	168,985
Sales and marketing	161,570	103,008	449,446	322,775
General and administrative	236,810	60,731	637,944	155,225
Total operating expenses	482,255	225,804	1,313,942	646,985
Operating loss	(277,464)	(81,991)	(747,707)	(244,063)
Other non-operating expense, net	(3,160)	(556)	(6,091)	(483)
Loss before income taxes	(280,624)	(82,547)	(753,798)	(244,546)
Provision (benefit) for income taxes	5,409	3,141	(4,424)	13,481
Net loss	$(286,033)	$(85,688)	$(749,374)	$(258,027)
________________
(1)Includes equity and cash settled stock-based compensation expense, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Cost of subscription revenue	$2,516	$725	$8,522	$3,809
Cost of professional services and other revenue	6,977	2,582	18,161	6,193
Research and development	33,697	23,919	89,410	63,165
Sales and marketing	36,651	12,086	94,917	34,933
General and administrative	196,979	44,810	553,582	109,949
Total stock-based compensation, including cash settled	$276,820	$84,122	$764,592	$218,049

(2)Includes amortization of acquired intangible assets as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(In thousands)
Cost of subscription revenue	$442	$265	$973	$797
Sales and marketing	74	51	176	153
General and administrative	47	47	141	141
Total amortization of acquired intangible assets	$563	$363	$1,290	$1,091
The following table sets forth our results of operations for the periods presented as a percentage of our total revenue for those periods:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(as a % of revenue)
Revenue:
Subscription	81	77	81	75
Professional services and other	19	23	19	25
Total revenue	100%	100%	100%	100%
Cost of revenue:
Subscription	9	8	9	9
Professional services and other	16	17	17	18
Total cost of revenue	25	25	26	27
Gross profit	75	75	74	73
Operating expenses:
Research and development	31	32	30	31
Sales and marketing	59	53	59	59
General and administrative	87	31	84	28
Total operating expenses	177	116	173	118
Operating loss	(102)	(41)	(99)	(45)
Other non-operating expense, net	(1)	—	(1)	—
Loss before income taxes	(103)	(41)	(100)	(45)
Provision (benefit) for income taxes	2	2	(1)	2
Net loss	(105)%	(43)%	(99)%	(47)%
Comparison of the three months ended September 30, 2021 and 2020
Revenue

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Subscription revenue	$220,314	$148,259	$72,055	49%
Professional services and other revenue	51,320	44,590	6,730	15%
Total revenue	$271,634	$192,849	$78,785	41%
Subscription revenue increased by $72.1 million, or 49%, for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020. This increase was due primarily to increased demand for our solutions from new and existing customers. Of the increase in subscription revenue for the three months ended

September 30, 2021 compared to the three months ended September 30, 2020, approximately $48.9 million was attributable to existing customers and approximately $23.2 million was attributable to new customers. The increase in revenue from existing customers was driven by upgrades of current subscription solutions and the purchase of additional solutions within our platform. Pricing changes were not material to the increase in revenue. Professional services and other revenue increased $6.7 million, or 15%, for the three months ended September 30, 2021 compared to the three months ended September 30, 2020. This increase was primarily due to an increase in revenue from large customers, who generally require more services.
Cost of revenue, gross profit, and gross margin

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Cost of subscription revenue	$23,802	$16,362	$7,440	45%
Cost of professional services and other revenue	43,041	32,674	10,367	32%
Total cost of revenue	66,843	49,036	17,807	36%

Subscription gross profit	196,512	131,897	64,615	49%
Professional services and other gross profit	8,279	11,916	(3,637)	(31)%
Total gross profit	$204,791	$143,813	$60,978	42%

Subscription gross margin	89%	89%
Professional services and other gross margin	16%	27%
Total gross margin	75%	75%
Cost of subscription revenue increased $7.4 million, or 45%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020, consistent with the increase in subscription revenue growth over the same period. This increase was driven by a $3.0 million increase in employee-related costs from headcount growth, a $2.0 million increase in server costs, a $1.8 million increase in stock-based compensation expense, and a $0.6 million increase in amortization of internal use software. Cost of professional services and other revenue increased $10.4 million, or 32%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was driven by a $4.4 million increase in stock-based compensation expense, a $3.8 million increase in professional services vendor costs, and a $2.2 million increase in employee-related costs from headcount growth.
Our gross margins were 75% during the three months ended September 30, 2020 and the three months ended September 30, 2021, due primarily to continued strong subscription gross margins, partially offset by a decrease in professional services and other gross margins based on the changes discussed above.
Operating Expenses
Research and development

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Research and development	$83,875	$62,065	$21,810	35%
Research and development expenses increased $21.8 million, or 35%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This increase was driven by an $11.2 million increase in employee-related costs from headcount growth as we continue to add to and enhance our products, a $9.8 million increase in stock-based compensation expense, and a $0.7 million increase outside vendor costs.

Sales and marketing

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Sales and marketing	$161,570	$103,008	$58,562	57%
Sales and marketing expenses increased $58.6 million, or 57%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. The increase in sales and marketing was primarily driven by a $24.7 million increase in employee-related costs from headcount growth, a $24.6 million increase in stock-based compensation expense, an $8.0 million increase in marketing spend, and a $1.3 million increase in travel-related expenses.
General and administrative

	Three Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
General and administrative	$236,810	$60,731	$176,079	290%
General and administrative expenses increased $176.1 million, or 290%, for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. The increase in general and administrative expenses was primarily driven by a $152.2 million increase in stock-based compensation expense, a $13.4 million increase in acquisition related costs, and an increase in employee-related costs from headcount growth.
Other non-operating expense, net
Other non-operating expense, net decreased $2.6 million for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. This change for the periods was primarily driven by a $1.7 million increase in interest expense, the results of changes in interest income due to differences in average cash balances and interest rates, and immaterial changes in foreign currency transactions gains and losses.
Provision for income taxes
Provision for income taxes increased $2.3 million for the three months ended September 30, 2021, as compared to the three months ended September 30, 2020, and our effective tax rate was (1.9)% for the three months ended September 30, 2021, as compared to (3.8)% for the three months ended September 30, 2020. The change was primarily due to the recording of an uncertain tax liability, partially offset by tax benefits related to the finalization of tax returns in various foreign jurisdictions, both recorded as discrete items in the three months ended September 30, 2021.
The difference between the U.S. statutory rate of 21% and our effective tax rate is primarily driven by rate adjustments due to tax reserves, foreign taxes, and the impact of valuation allowances recorded against current year losses in the United States.
Comparison of the nine months ended September 30, 2021 and 2020
Revenue

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Subscription revenue	$611,748	$415,000	$196,748	47%
Professional services and other revenue	147,874	134,956	12,918	10%
Total revenue	$759,622	$549,956	$209,666	38%

Subscription revenue increased by $196.7 million, or 47%, for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020. This increase was due primarily to increased demand for our solutions from new and existing customers. Of the increase in subscription revenue for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020, approximately $127.0 million was attributable to existing customers and approximately $69.7 million was attributable to new customers. The increase in revenue from existing customers was driven by upgrades of current subscription solutions and the purchase of additional solutions within our platform. Pricing changes were not material to the increase in revenue. Professional services and other revenue increased $12.9 million, or 10%, for the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020. This increase was primarily due to an increase in revenue from large customers, who generally require more services.
Cost of revenue, gross profit, and gross margin

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Cost of subscription revenue	$65,865	$46,974	$18,891	40%
Cost of professional services and other revenue	127,522	100,060	27,462	27%
Total cost of revenue	193,387	147,034	46,353	32%

Subscription gross profit	545,883	368,026	177,857	48%
Professional services and other gross profit	20,352	34,896	(14,544)	(42)%
Total gross profit	$566,235	$402,922	$163,313	41%

Subscription gross margin	89%	89%
Professional services and other gross margin	14%	26%
Total gross margin	75%	73%
Cost of subscription revenue increased $18.9 million, or 40%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, consistent with the increase in subscription revenue growth over the same period. This increase was driven by a $6.3 million increase in employee-related costs from headcount growth, a $4.7 million increase in stock-based compensation expense, a $4.7 million increase in server costs, and a $3.2 million increase in amortization of internal use software. Cost of professional services and other revenue increased $27.5 million, or 27%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was driven by a $12.0 million increase in stock-based compensation expense, a $10.1 million increase in professional services vendor costs, and a $5.9 million increase in employee-related costs from headcount growth, partially offset by a $0.5 million decrease in travel-related expenses.
Our gross margins increased from 73% during the nine months ended September 30, 2020 to 75% during the nine months ended September 30, 2021, due primarily to an increase in subscription gross margins, partially offset by a decrease in professional services and other gross margins based on the changes discussed above.
Operating Expenses
Research and development

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Research and development	$226,552	$168,985	$57,567	34%
Research and development expenses increased $57.6 million, or 34%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This increase was driven by a $29.1 million increase in employee-related costs from headcount growth as we continue to add to and enhance our products, a $26.2 million increase in stock-based compensation expense, and a $2.1 million increase outside vendor costs.
Sales and marketing

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
Sales and marketing	$449,446	$322,775	$126,671	39%
Sales and marketing expenses increased $126.7 million, or 39%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. The increase in sales and marketing was primarily driven by a $63.5 million increase in employee-related costs from headcount growth, a $60.0 million increase in stock-based compensation expense, and a $7.3 million increase in marketing spend, partially offset by a $4.1 million decrease in travel-related expenses.
General and administrative

	Nine Months Ended September 30,
	2021	2020	$ Change	% Change
	(In thousands)
General and administrative	$637,944	$155,225	$482,719	311%
General and administrative expenses increased $482.7 million, or 311%, for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. The increase in general and administrative expenses was primarily driven by a $443.6 million increase in stock-based compensation expense, a $13.4 million increase in acquisition related costs, and an increase in employee-related costs from headcount growth.
Other non-operating expense, net
Other non-operating expense, net decreased $5.6 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020. This change for the periods was primarily driven by a $4.6 million increase in interest expense, the results of changes in interest income due to differences in average cash balances and interest rates, and immaterial changes in foreign currency transactions gains and losses.
Provision (benefit) for income taxes
Provision (benefit) for income taxes decreased $17.9 million for the nine months ended September 30, 2021, as compared to the nine months ended September 30, 2020, and our effective tax rate was 0.6% for the nine months ended September 30, 2021, as compared to (5.5)% for the nine months ended September 30, 2020. The change was primarily due to the net benefit related to the change in uncertain tax liabilities and tax benefits related to the finalization of tax returns in various foreign jurisdictions, both recorded during the nine months ended September 30, 2021.
Liquidity and Capital Resources
As of September 30, 2021 we had cash and cash equivalents of $589.9 million. Our cash and cash equivalents consist primarily of cash and money market funds. As of September 30, 2021, we had $16.3 million of our cash and cash equivalents held by our foreign subsidiaries.
We have financed our operations primarily through cash generated from our operations, equity issuances, and proceeds from capital contributions received from SAP in conjunction with the SAP Acquisition and funding of cash settled stock-based compensation expense. Our principal uses of cash in recent periods have been funding our operations, making capital expenditures, and settling liability-classified stock-based awards.

We believe our existing cash and cash equivalents, together with cash provided by operations, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our revenue growth rate, subscription renewal activity, the timing and extent of spending to support further infrastructure development and research and development efforts, the timing and extent of additional capital expenditures to invest in existing and new office spaces, the satisfaction of tax withholding obligations for the settlement of future share-based awards, the expansion of sales and marketing and international operation activities, the introduction of new product capabilities and enhancement of our XM Platform, and the continuing market acceptance of our platform. On January 28, 2021, we completed a voluntary exchange offer pursuant to which 5.4 million cash-settled Qualtrics Rights and 1.3 million cash-settled SAP RSU awards were exchanged into 12.8 million equity-settled Qualtrics RSU awards, representing 93% of the outstanding Qualtrics Rights and SAP RSU awards, significantly reducing our stock-based awards liability. On September 13, 2021, we completed an additional voluntary exchange offer for certain employees in Australia that were not eligible for the January 28, 2021 exchange, pursuant to which less that 0.1 million cash-settled Qualtrics Rights and SAP RSU awards were exchanged and modified into equity-settled Qualtrics RSU awards. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.
Our cash flow activities were as follows for the periods presented:

	Nine Months Ended September 30,
	2021	2020
	(In thousands)
Net cash flows used in operating activities	$(10,863)	$(312,229)
Net cash used in investing activities	(54,711)	(43,054)
Net cash flows provided by financing activities	452,747	400,000
Effect of exchange rate changes on cash and cash equivalents	(1,118)	316
Net increase in cash and cash equivalents	$386,055	$45,033
Operating activities
Our largest source of operating cash is cash collections from our paying customers for subscriptions to our XM Platform. Our primary uses of cash from operating activities are for employee-related costs, infrastructure-related expenditures, and marketing expenses. Net cash provided by operating activities is impacted by our net loss adjusted for certain non-cash items, including depreciation and amortization expenses and equity and cash settled stock-based compensation, as well as the effect of changes in operating assets and liabilities.
For the nine months ended September 30, 2021, net cash used in operating activities was $10.9 million, which resulted from net loss of $749.4 million, adjusted for $764.6 million in stock-based compensation expense, cash settlement of stock-based payment liabilities of $76.9 million, additional non-cash charges of $72.5 million, and net cash outflow of $21.7 million from changes in operating assets and liabilities. Additional non-cash charges primarily consisted of $36.0 million of amortization of deferred contract acquisition costs, $24.0 million of depreciation and amortization expense, and $16.6 million related to the reduction of right-of-use assets from operating leases. The outflow from operating assets and liabilities was primarily due to a $55.0 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, an $18.1 million increase in prepaid and other assets, a $10.4 million decrease in lease liabilities, and a $1.0 million decrease in other liabilities, partially offset by a $37.3 million decrease in accounts receivable due to the timing of collections, an $18.8 million increase in deferred revenue, and a $6.6 million increase in accrued liabilities and accounts payable.
For the nine months ended September 30, 2020, net cash flows used in operating activities was $312.2 million, which resulted from net loss of $258.0 million, adjusted for $218.0 million in stock-based compensation expense, cash settlement of stock-based payment liabilities of $284.0 million, additional non-cash charges of $56.1 million, and a net cash outflow of $44.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $18.6 million for depreciation and amortization expense, $22.4 million of amortization of deferred contract acquisition costs, and $12.4 million related to the reduction of right-of-use assets from operating leases. The outflow from operating assets and liabilities was primarily due to a $63.3 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, an $5.6 million decrease in deferred revenue from advance invoicing in accordance with our revenue contracts, a $14.0 million increase in prepaid and other assets, a $0.6 million decrease in accrued liabilities and accounts payable, partially offset by a $31.8 million decrease in accounts receivable due to billings growth and timing of collections and a $7.1 million increase in other liabilities.
Investing activities
Net cash used in investing activities is primarily impacted by purchases of property and equipment, particularly for capital expenditures for our data centers, capitalized software, and improvements to existing and new office spaces.
Net cash used in investing activities during the nine months ended September 30, 2021 and 2020 of $54.7 million and $43.1 million, respectively, resulted primarily from capital expenditures for our XM Platform and office build-outs and $25.0 million cash paid for business combinations during the nine months ended September 30, 2021.
Financing activities
Net cash provided by financing activities of $452.7 million during the nine months ended September 30, 2021 consisted of $115.0 million in proceeds from a capital contribution from SAP, $2,244.3 million in proceeds from the sales of our Class A common stock in connection with our initial public offering, and $16.6 million related to the issuance of Class A common stock related to our employee stock purchase plan, partially offset by $1,892.3 million in payments on a promissory note paid to SAP, $3.1 million in payments of costs related to our initial public offering, and $27.8 million in payment of payroll withholding taxes to net settle equity awards.
Net cash provided by financing activities of $400.0 million during the nine months ended September 30, 2020 was due to proceeds from a capital contribution from SAP.
Remaining Performance Obligations
Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. The aggregate transaction price of remaining performance obligations is expected to be recognized as revenue as follows:

	As of September 30,	As of December 31,
	2021	2020
	(In thousands)
Next 12 Months	$781,486	$645,416
Thereafter	580,611	498,950
Total	$1,362,097	$1,144,366
These amounts are based on our best judgment, as we need to consider estimates of possible future contract modifications. The amount of transaction price allocated to the remaining performance obligations, and changes in this amount over time, are impacted by, among others, currency fluctuations and the contract period of our cloud contracts remaining at the balance sheet date and thus by the timing of contract renewals.

Contractual Obligations and Commitments
Our principal commitments consist of our promissory note, obligations under operating leases for office space, and non-cancelable contracts for cloud infrastructure services. There have been no material changes in our contractual obligations and commitments, as disclosed in our Quarterly Report on Form 10-Q filed with the SEC on May 6, 2021.
Off-Balance Sheet Arrangements
As of September 30, 2021, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Judgments
Critical accounting policies and estimates are those accounting policies and estimates that are both the most important to the portrayal of our net assets and results of operations and require the most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Critical accounting estimates are accounting estimates where the nature of the estimates are material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, and the impact of the estimates on financial condition or operating performance is material.
There have been no material changes to our critical accounting policies and estimates as compared to the critical accounting policies and judgements described in our Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 9, 2021.
JOBS Act Accounting Election
We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. Accordingly, our condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Recent Accounting Pronouncements
Refer to Note 1 to our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q for more information about other recent accounting pronouncements.
Item 3. Quantitative and Qualitative Disclosure About Market Risk
We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.
Interest rate risk
We had cash and cash equivalents of $589.9 million as of September 30, 2021. We hold our cash and cash equivalents for working capital purposes. Our cash and cash equivalents are held in cash deposits and money market funds. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs, and the control of cash and investments. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Decreases in interest rates, however, would reduce future interest income.
We do not have any long-term debt or financial liabilities with floating interest rates that would subject us to interest rate fluctuations.
A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.
Foreign currency exchange risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates relative to U.S. dollars, our reporting currency. Our revenue is primarily generated in U.S. dollars, Euros, Australian dollars, British pounds sterling, Canadian dollars, New Zealand dollars, Japanese yen, and Singapore dollars. A portion of our operating expenses are incurred outside the United States, denominated in foreign currencies and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British pound sterling, and Australian dollar. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
We recorded $(1.6) million and $0.4 million in net foreign currency transaction gains (losses) in the three months ended September 30, 2021 and 2020, respectively, and $(1.8) million and $0.5 million in net foreign currency transaction gains (losses) in the nine months ended September 30, 2021 and 2020, respectively. A hypothetical 10% change in foreign currency rates would not have resulted in material gains or losses for the three and nine months ended September 30, 2021 and 2020.
Inflation risk
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.
Item 4. Controls and Procedures
Evaluation of Disclosure Controls and Procedures
Our management, under the supervision and with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a- 15(e) and 15d- 15(e) under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as of September 30, 2021. The term “disclosure controls and procedures,” means controls and other procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by a company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the company’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Based on such evaluation of our disclosure controls and procedures as of September 30, 2021, our principal executive officer and principal financial officer have concluded that as of such date, our disclosure controls and procedures were effective at the reasonable assurance level.

Changes in Internal Control Over Financial Reporting
There were no changes in our internal control over financial reporting (as defined in Rules 13a-15(f) and Rule 15d-15(f) under the Exchange Act) that occurred during the quarter ended September 30, 2021 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting
Inherent Limitations on Effectiveness of Disclosure Controls and Procedures
Our management, including our principal executive officer and principal financial officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of a simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions; over time, controls may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Due to inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Part II. OTHER INFORMATION
Item 1. Legal Proceedings
The information contained in Note 10. “Commitments and Contingencies—Legal Matters” in our condensed consolidated financial statements included elsewhere in this Quarterly Report on Form 10-Q is incorporated herein by reference.
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

Item 1a. Risk Factors
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this Quarterly Report on Form 10-Q, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes, before making a decision to invest in our Class A common stock. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.
Risk Factor Summary
The following is a summary of some of the risks and uncertainties that could materially adversely affect our business, financial condition, and results of operations. You should read this summary together with the more detailed risk factors contained below.
•Our rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.
•We may not be able to sustain our revenue growth rate or achieve or maintain profitability in the future.
•If we fail to effectively manage our growth, our business and results of operations could be harmed.
•The experience management software category is relatively new and rapidly changing, and if we do not compete effectively, our business, results of operations, and financial condition could be harmed.
•The impact of the COVID-19 pandemic has adversely affected and could continue to adversely affect our business, financial condition, and results of operations.
•If we are unable to retain customers at existing levels or sell additional functionality to our existing customers, our revenue growth will be adversely affected.
•If the experience management software category does not develop further, develops more slowly, or develops in a way that we do not expect, our business may be adversely affected.
•If we are not able to develop new solutions and enhancements to our existing solutions that achieve market acceptance and that keep pace with technological developments, or if we are not able to deliver these new or enhanced solutions so that they can be easily and consistently deployed by our customers, our business and results of operations would be harmed.
•If our security measures are breached or unauthorized access to data is otherwise obtained, our XM Platform may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.
•Our business could be harmed by any significant disruption of service on our XM Platform or loss of content.
•If we fail to offer high quality customer support, our business and reputation could suffer.
•We may acquire other companies or technologies which could divert our management’s attention, result in additional dilution to our stockholders, and otherwise disrupt our operations and harm our results of operations.
•We invest significantly in research and development, and to the extent our research and development investments do not translate into new solutions or material enhancements to our current solutions, or if we do not use those investments efficiently, our business and results of operations would be harmed.

•Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our number of customers will be impaired and our business, results of operations, and financial condition will be harmed.
•Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our XM Platform.
•We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our team members, could harm our business.
•If we are unable to develop and maintain successful relationships with certain partners, our business, results of operations, and financial condition could be harmed.
•Our sales cycle with enterprise, government, and international customers can be long and unpredictable.
•As long as SAP controls us, the ability of holders of Class A common stock to influence matters requiring stockholder approval will be limited.
•Our historical financial information as a business segment of SAP may not be representative of our results as an independent public company.
•SAP’s ability to control our board of directors and company may make it difficult for us to recruit high-quality independent directors and employees.
•We are a “controlled company” within the meaning of the corporate governance rules of Nasdaq and, as a result, rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
Risks Related to Our Business and Industry
Our rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.
We have been growing rapidly over the last several years, and as a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Our recent and historical growth should not be considered indicative of our future performance. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in new and rapidly changing markets. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow, and our business would suffer.
We may not be able to sustain our revenue growth rate or achieve or maintain profitability in the future.
In future periods, our revenue could grow more slowly than in recent periods or decline for a number of reasons, including any reduction in demand for our XM Platform, the impact on spending due to the ongoing COVID-19 pandemic, increase in competition, limited ability to, or our decision not to, increase pricing, contraction of the experience management software category, or our failure to capitalize on growth opportunities. In addition, our revenue from subscription and professional services and other may grow at different rates than in recent periods or decline for a number of reasons, including those described above. Our results of operations for 2020 included a significant expense increase related to the recognition of cash settled stock-based compensation as a result of the SAP Acquisition. Excluding the impact of cash settled stock-based compensation, we expect expenses to increase in the near term, particularly as we continue to make significant investments in research and development and technology infrastructure, expand our operations globally and develop new solutions and features for, and enhancements of, our XM Platform. In addition, in connection with operating as an independent public company, we will incur additional legal, accounting, and other expenses that we did not incur as a previously wholly owned subsidiary of SAP. In addition, the added expenses we will incur may not lead to sufficient additional revenue to maintain historical revenue growth rates or achieve or maintain profitability in the future.
If we fail to effectively manage our growth, our business and results of operations could be harmed.
We have experienced, and may continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. In addition, we operate globally in more than 100 countries, and have employees in the United States, Australia, Canada, France, Germany, Ireland, Japan, the Netherlands, Poland, Singapore, Spain, Sweden, and the United Kingdom as well as SAP employees we work with in numerous other countries. We plan to continue to expand our international presence in the future, which will place additional demands on our resources and operations. Given our international presence, it is difficult to anticipate how the varying national responses to the COVID-19 pandemic will continue to affect our customers, employees, and business operations. The COVID-19 pandemic has, and may continue to, put pressure on global economic conditions and may cause our customers or their customers to modify spending priorities or delay or abandon purchasing decisions, thereby lengthening sales cycles, and may make it difficult for us to forecast our sales and operating results and to make decisions about future investments. These and other potential effects on our business due to the COVID-19 pandemic may be significant and could materially harm our business, operating results and financial condition. Additionally, political developments impacting government spending and international trade, including pandemics such as the COVID-19 pandemic, may negatively impact our dealings with our international partners. In addition to expanding our global presence, we continue to increase the breadth and scope of our XM Platform and our operations and continue to develop our partner network. Even with the support of SAP, in order to successfully manage our future growth we will need to continue to improve our IT and financial infrastructures, our operating and administrative systems, and our ability to manage headcount, capital, and internal processes in an efficient manner and deepen our industry experience in key verticals. Our organizational structure is also becoming more complex as we grow our operational, financial, and management infrastructure and we must continue to improve our internal controls as well as our reporting systems and procedures. We intend to continue to invest to expand our business, including investing in technology, sales and marketing operations, developing new solutions and features for our existing solutions, hiring additional personnel, and upgrading our infrastructure. These investments will require significant capital expenditures and the allocation of management resources, and any investments we make will occur in advance of experiencing the benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our results of operations may be adversely affected.
The experience management software category is relatively new and rapidly changing, and if we do not compete effectively, our business, results of operations, and financial condition could be harmed.
The experience management software category is relatively new and rapidly changing and has relatively low barriers to entry compared to some categories. While we do not believe that any of our competitors currently offer a full suite of experience management solutions that competes with our entire XM Platform, we do have numerous competitors who offer products and services that compete with certain features of our XM Platform. Our main competitors fall into the following categories:
•Providers of software for specific use cases, such as Medallia for customer experience;
•Traditional professional and marketing research services firms, such as Aon Hewitt and Towers Watson; and
•Individual-focused and self-service survey tools, such as SurveyMonkey.
While we have reasons to believe we compete favorably against these competitors, some of our existing competitors and potential future competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets, established marketing relationships, access to larger customer bases, and significantly greater resources for the development of their offerings. These competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements.

With the introduction of new technologies, the evolution of our solutions, and new market entrants, we expect competition to intensify in the future. We also anticipate that potential competition may come in the future from incumbent software providers. For example, as we expand our focus into new use cases or other solutions beyond our existing solutions, we expect competition to increase. Pricing pressures from competitors undercutting our prices, and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our solutions to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations, and financial condition. Furthermore, our actual and potential competitors may establish cooperative relationships among themselves or with third parties, or consolidate through acquisitions or be sold to our competitors with greater resources than we have, that may further enhance their resources and offerings in the market we address and may increase the likelihood of our competitors offering bundled or integrated products with which we cannot compete effectively. Additionally, some current and potential customers and partners, particularly large organizations, have elected, and may in the future elect, to develop or acquire their own internal experience management software tools that would reduce or eliminate the demand for our solutions. For all of these reasons and others we do not or cannot anticipate today, we may not be able to compete successfully against our current and future competitors, which could harm our business, results of operations, and financial condition.
The impact of the COVID-19 pandemic has adversely affected and could continue to adversely affect our business, financial condition, and results of operations.
The COVID-19 pandemic is widespread across the United States and around the globe, creating significant uncertainty and economic disruption as businesses and federal, state, and local governments have taken broad actions to mitigate this public health crisis. In response, we implemented, among other measures, a COVID-19 task force, a temporary work from home policy across all offices globally, new operating guidelines for our offices based on local conditions, restrictions on work-related travel, and additional wellness benefits for employees, all of which have the potential to result in a significant disruption to how we operate our business. We have begun relaxing some of these measures in certain offices where possible in compliance with local restrictions and orders, but many of them are ongoing. We may take further actions as required by government entities or that we determine are in the best interests of our employees, customers, partners, and suppliers.
As a result of the COVID-19 pandemic, we have experienced, and may continue to experience, an adverse impact on certain parts of our business. The conditions caused by the pandemic have adversely affected or may in the future adversely affect, among other things, demand, spending by new customers, renewal and retention rates of existing customers, the length of our sales cycles, the value and duration of subscriptions, supply of goods and services provided by third parties, collections of accounts receivable, our IT and other expenses, our ability to focus time and attention on our core business, our ability to recruit, and the ability of our employees to travel, all of which could adversely affect our business, results of operations, and financial condition. Due to our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our revenue until future periods. Our customers, suppliers, and partners have similarly been impacted. Certain customers have and may continue to fail to renew subscriptions, request to renegotiate current contracts or payment terms, reduce their usage, and/or fail to expand their usage of our XM Platform within their organizations.
Given the uncertainty, we do not yet know the full extent of potential impacts on our business or operations and cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition. The global impact of COVID-19 continues to rapidly evolve, including as a result of new variants of the virus and the rapidly changing legal landscape, and we will continue to monitor the situation and the effects on our business and operations closely. Although we believe our business is well-suited to navigate the current environment, the ultimate duration and extent of the COVID-19 pandemic cannot be accurately predicted at this time, and the direct or indirect impact on our business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain. The potential impacts of COVID-19 could also have the effect of heightening other risks described in this “Risk Factor” section.

If we are unable to retain customers at existing levels or sell additional functionality to our existing customers, our revenue growth will be adversely affected.
To increase our revenue, we must retain existing customers, convince them to expand their use of our solutions across their organizations and for a variety of use cases, and expand their subscriptions on terms favorable to us. If we are not able to renew our agreements with existing customers or attract new business from existing customers on favorable terms, this could have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly on the value of our common stock. The rate at which our customers purchase new or enhanced solutions from us, as well as the expansion of use of our solutions across organizations, depend on a number of factors, including general economic conditions, customer specific conditions, competitive pricing, integration with existing technologies, and satisfaction and market acceptance of our XM Platform generally. If our efforts to sell additional functionality and solutions to our customers are not successful, our business and growth prospects may suffer. Our customers have no obligation to renew their subscriptions for our solutions after the expiration of their initial subscription period, and a majority of our subscription contracts are one year in duration.
If the experience management software category does not develop further, develops more slowly, or develops in a way that we do not expect, our business may be adversely affected.
We generate, and expect to continue to generate, revenue from the sale of subscriptions to our XM Platform. As a result, widespread acceptance and use of experience management solutions in general, and our XM Platform in particular, is critical to our future growth and success. If the experience management software category fails to grow or grows more slowly than we currently anticipate, demand for our XM Platform could be negatively affected.
Changes in user preferences for experience management may have a disproportionately greater impact on us than if we offered multiple platforms or a variety of products. Demand for experience management solutions in general, and our XM Platform in particular, is affected by a number of factors, many of which are beyond our control. Some of these factors include:
•awareness of the experience management category generally;
•availability of products and solutions that compete with ours;
•ease of adoption and use;
•features, performance and overall platform experience;
•brand;
•security and privacy;
•accessibility across several devices, operating systems, and applications;
•customer support;
•continued innovation; and
•pricing.
The experience management software category is subject to rapidly changing user demand and trends in preferences. If we fail to successfully predict and address these changes and trends, meet user demands, or achieve more widespread market acceptance of our XM Platform, our business, results of operations, and financial condition could be harmed.
If we are not able to develop new solutions and enhancements to our existing solutions that achieve market acceptance and that keep pace with technological developments, or if we are not able to deliver these new or enhanced solutions so that they can be easily and consistently deployed by our customers, our business and results of operations would be harmed.
Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to enhance and improve our existing solutions and to introduce compelling new solutions. The success of any enhancement to our solutions depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with other technologies and our XM Platform, and overall market acceptance. Any new solution that we develop may not be introduced in a timely or cost-effective manner, may contain errors, vulnerabilities or bugs, or may not achieve the market acceptance necessary to generate significant revenue. If we are unable to successfully develop new solutions, enhance our existing solutions to meet customer requirements, or otherwise gain market acceptance, our reputation, business, results of operations, and financial condition would be harmed.
Our ability to attract new customers and increase revenue from existing customers also depends on our ability to deliver enhancements and new solutions to our customers in a format where they can be easily and consistently deployed by most or all users without significant customer support. If our customers believe that deploying our enhancements and new solutions would be overly time-consuming, confusing, or technically challenging, then our ability to grow our business would be substantially harmed. We need to deliver a repeatable, user-friendly, prescriptive approach to deployment that allows users of all kinds to effectively and easily deploy our solutions, and if we fail to do so, our business and results of operations would be harmed.
Our success also depends on our ability to identify important and emerging use cases for our customers and quickly develop new and effective solutions to address those use cases. For example, prior to 2017, we did not offer a solution specifically tailored for either Product Experience or Brand Experience. We developed solutions for these specific use cases because we were able to identify that many of our customers were using our existing tools for those purposes. If we are unable to identify similar emerging use cases or applications of our XM Platform in a timely manner and innovate in a way that allows us to address these emerging use cases or applications, and also present them to our customers in a compelling package that differentiates those solutions from our existing capabilities, then we may lose customers to more innovative competitors or alternative solutions, and we will experience difficulties in attracting new customers and expanding revenue from existing customers.
If our security measures are breached or unauthorized access to data is otherwise obtained, our XM Platform may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.
Unauthorized access to, or other security breaches of, our XM Platform or the other systems or networks used in our business, including our own systems as well as those of our vendors, contractors, partners or those with which we have strategic relationships, could result in the unauthorized disclosure, loss, compromise, exfiltration, destruction or corruption of customer or other personal data, including sensitive data, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, class action or other litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, notification obligations, significant costs for remediation, and other liabilities. We have errors and omissions insurance coverage for certain security and privacy damages and claim expenses, but this coverage may be insufficient to compensate us for the type or quantity of liabilities that we may incur.
Our XM Platform and the other systems or networks used in our business are also at risk for breaches as a result of third-party action, or employee, contractor, vendor, partner or customer error or malfeasance. Security incidents have occurred in the past, and may occur in the future, resulting in unauthorized access to, loss or destruction of or unauthorized disclosure of information, regulatory enforcement actions, litigation, indemnity obligations, and other possible liabilities, as well as negative publicity, which could damage our reputation or customer satisfaction, impair our sales, and harm our business. Cyberattacks and other malicious activity continue to increase in frequency and complexity, and cloud-based platform providers of services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse, phishing, social engineering, denial-of-service attacks and human error, sophisticated criminal, nation-state and nation-state supported actors now regularly engage in attacks (including advanced persistent threat intrusions).

Despite significant efforts to implement security designed to protect against such threats, it is impossible for us to entirely protect against or mitigate these risks. If our security measures are compromised, for example, as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation or customer satisfaction could be damaged, our business, including our delivery of services, may be harmed, and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access or to compromise our systems, in part because they are continuously evolving and changing, and may not be known or detected until after an incident has occurred. Concerns regarding data privacy and security may cause some of our customers to stop using our solutions and fail to renew their subscriptions. This discontinuance in use or failure to renew could substantially harm our business, operating results, and growth prospects. Further, as we rely on third-party and public-cloud infrastructure, we will depend in part on third parties’ security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. In addition, the ongoing COVID-19 pandemic could potentially disrupt the supply chain of hardware needed to maintain these third-party systems and services or to run our business. Failures to meet customers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business. In addition, a cybersecurity event could result in significant increases in costs, including costs for remediating the effects of such an event, legal and advisor fees, and legal claims; lost revenue due to network downtime and decrease in customer trust; increases in insurance premiums and coverage; and damage to our reputation.
Our business could be harmed by any significant disruption of service on our XM Platform or loss of content.
Our brand, reputation, and ability to attract, retain, and serve our customers are dependent upon the reliable performance of our XM Platform, including our underlying technical infrastructure. Our technical infrastructure may not be adequately designed with sufficient reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If our XM Platform is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not use our XM Platform as often in the future, or at all.
As our user base and the amount and types of information stored and shared on our XM Platform continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy the needs of our users. Further, as we continue to grow and scale our business to meet the needs of our users, we may overestimate or underestimate our infrastructure capacity requirements, which could adversely affect our results of operations. We regularly evaluate our short- and long-term infrastructure capacity requirements to ensure adequate capacity for new and existing users while minimizing unnecessary excess capacity costs. If we overestimate the demand for our XM Platform and therefore secure excess infrastructure capacity, our operating margins could be reduced. If we underestimate our infrastructure capacity requirements, we may not be able to service the expanding needs of new and existing users, and our hosting facilities, network, or systems may fail. In some cases, our contracts with our customers stipulate a minimum uptime availability of our XM Platform, and to the extent we do not meet these obligations, we may be subject to penalties, refunds or other contractual claims from our customers. If any of these events occur, our reputation, business, and financial condition would be harmed.
We have relied on administrative and other resources of SAP to operate our business. We have entered into various service agreements with SAP to retain the ability for specified periods to use these SAP resources. These services may also not be sufficient to meet our needs, and after these arrangements with SAP expire, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with SAP. We will need to create our own administrative and other support systems or contract with third parties to replace SAP’s systems. In addition, we have received informal support from SAP which may not be adequately addressed in the agreements entered into with SAP and the level of this informal support may diminish over time as we become a more independent company. Any failure or significant downtime in our own administrative systems or in SAP’s administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis.

If we fail to offer high quality customer support, our business and reputation could suffer.
Our customers rely on our customer support teams to resolve technical and operational issues if and when they arise. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for customer support. We also may be unable to modify the nature, scope, and delivery of our customer support to compete with changes in customer support services provided by our competitors or to adapt to product and industry developments. Increased customer demand for customer support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to grow our operations and reach a large global customer base, we need to be able to provide efficient customer support that meets our customers’ needs globally at scale. The number of our customers has grown significantly, and that growth has and will continue to put additional pressure on our support organization. As our business scales, we may need to engage third-party customer support service providers, which could negatively impact the quality of our customer support if such third parties are unable to provide customer support that is as effective as that we provide ourselves. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Accordingly, high quality customer support is important for the renewal and expansion of our agreements with existing customers and any failure to maintain such standards of customer support, or a market perception that we do not maintain high quality customer support, could harm our reputation, our ability to sell product to existing and prospective customers, and our business, results of operations, and financial condition.
We invest significantly in research and development, and to the extent our research and development investments do not translate into new solutions or material enhancements to our current solutions, or if we do not use those investments efficiently, our business and results of operations would be harmed.
A key element of our strategy is to invest significantly in our research and development efforts to develop new solutions and rapidly introduce new technologies, features and functionality of our existing solutions. For the nine months ended September 30, 2021 and 2020 our research and development expenses were 30% and 31% of our revenue, respectively. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling solutions and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a solution or solutions we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such solution or solutions. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of solutions that are competitive in our current or future markets, it would harm our business and results of operations.
Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our number of customers will be impaired and our business, results of operations, and financial condition will be harmed.
We believe that our brand identity and awareness have significantly contributed to our success and have helped fuel our efficient go-to-market model. We also believe that maintaining and enhancing our Qualtrics brand and our other brands, as well as our reputation generally, is critical to expanding our number of customers. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. The perception of our brand by our customers, prospective customers, and partners has likely evolved as a result of our acquisition by SAP and will likely continue to evolve, including in ways that may be unforeseeable or unfavorable to us. Any unfavorable publicity or consumer perception of our XM Platform, or even a competitor’s platform in the experience management software category generally, could adversely affect our reputation and our ability to attract and retain customers on our XM Platform, and diminish customer interest in the experience management market generally. Additionally, if we fail to promote and maintain the Qualtrics brand, or if we incur excessive expenses in this effort, our business, results of operations, and financial condition will be materially and adversely affected. As an SAP company, we also face the risk that unfavorable publicity or negative consumer perception of SAP may adversely affect our business and brand.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our XM Platform.
Our ability to broaden our customer base, particularly our business customer base, and achieve broader market acceptance of our XM Platform will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. As an SAP company, we have been able to utilize our partnership to grow and enhance our business. We continue to jointly develop, market, and sell our solutions with SAP, and SAP’s global footprint has allowed us to reach new geographies and expand our international presence faster. If we are unable to effectively leverage our partnership with SAP to drive sales, increase our customer base, and achieve broader market acceptance, our growth plans could be adversely affected.
We have invested in and plan to continue to invest aggressively to expand our sales and marketing organizations, both domestically and internationally. Identifying, recruiting, and training sales personnel will require significant time, expense, and attention. In addition to our partnership with SAP, we have also developed a network of leading content and consulting partners, delivery partners, and technology partners who enrich our offerings, scale our coverage, and help us reach a broader audience than we would be able to reach on our own. If we are unable to recruit, hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel and partners are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our XM Platform could be harmed. In addition, the investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.
We also plan to dedicate significant resources to sales and marketing programs, including user conferences (such as our annual X4 Summit), online advertising, webinars, blogs, corporate communications, white papers, and case studies. We were unable to hold our in-person X4 Summit event in 2020 and 2021 due to the COVID-19 pandemic and may be unable to do so in future years as a result of this pandemic or changes in the public’s perception of live events resulting therefrom. To the extent that we are unable to hold in person events such as user conferences due to the COVID-19 pandemic or fewer users choose to attend, our efforts to achieve broader market acceptance of our XM Platform may be adversely affected.
We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our team members, could harm our business.
Our success and future growth depend upon the continued services of our management team and other key employees. In particular, Ryan Smith, our Founder, Executive Chair and Director, and Zig Serafin, our Chief Executive Officer, are both critical to our vision, strategic direction, culture, and offerings. From time to time, there may be changes in our management team, including those resulting from the hiring or departure of executives and key employees, which could disrupt our business. For example, Ryan Smith recently transitioned from Chief Executive Officer to Executive Chair and Zig Serafin recently transitioned from President to Chief Executive Officer. Given the recency of these transitions, we cannot yet know the impact they will have on our business. We also are dependent on the continued service of our existing employees, in part because of the complexity of our solutions. Our senior management and key employees are employed on an at-will basis. In general, we may terminate our employees’ employment at any time, and any employee may resign at any time, with or without cause. The loss of one or more of our senior management or other key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. In particular, recruiting and hiring senior product engineering personnel has been, and we expect to continue to be, challenging given the intense competition in the software industry for skilled product engineering talent. In addition, as our business grows and scales, including internationally, the difficulty of doing so may be compounded by the COVID-19 pandemic, which has led to intensified restrictions on travel, immigration, and the availability of work visas, we will need to continue to find and attract talented, experienced managers both in the United States and internationally. If we are unable to hire talented personnel, we may be unable to scale our operations or release new products in a timely fashion and, as a result, customer satisfaction with our products may decline. Additionally, many of our employees and members of our management team may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us.
If we are unable to develop and maintain successful relationships with certain partners, our business, results of operations, and financial condition could be harmed.
In addition to our sales force and our joint go-to-market strategy with SAP, we work with certain strategic partners to help grow and develop our sales and distribution channels and implement our XM Platform. We believe that continued growth in our business is dependent upon identifying, developing, and maintaining strategic relationships with our existing and potential partners that can drive substantial revenue and provide additional solutions to our customers. We engage certain partners to generate customer acquisition opportunities, certain other partners to implement our XM Platform with our existing customers, and certain other partners to participate in our Qualtrics Developer Platform. In some cases, we do not yet have sufficient data or feedback regarding the effectiveness of these partnerships. If we are unable to develop and maintain successful relationships with these partners, or if they otherwise fail to succeed in the objectives of our relationships with them, our business, results of operations, and financial condition could be harmed.
Our sales cycle with enterprise, government, and international customers can be long and unpredictable.
The timing of our sales with our enterprise, government, and international customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. We sell to United States federal, state and local, as well as foreign, governmental agency customers, and government demand and payment for our offerings are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our offerings. We are often required to spend significant time and resources to better educate and familiarize these potential customers with the value proposition of paying for our solutions. The length of our sales cycle for these customers, from initial evaluation to payment for our offerings, is often significantly longer for other customers, and can vary substantially from customer to customer, and thus it is difficult to predict whether and when a sale will be completed.
Our ability to sell subscriptions to our XM Platform could be harmed by real or perceived material defects or errors in our platform.
The software technology underlying our XM Platform is inherently complex and may contain material defects or errors, particularly when first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our XM Platform, and new defects or errors in our existing XM Platform or new software may be detected in the future by us or our users. There can be no assurance that our existing XM Platform and new software will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our XM Platform could result in negative publicity or lead to data security, access, retention, or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our results of operations and financial condition. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could harm our business, results of operations, and financial condition.
We also utilize hardware purchased or leased, and software and services licensed, from third parties to host and provide security over our XM Platform. Our customers may also seek to integrate our XM Platform with other software systems developed by third parties. Any defect in, or unavailability of, our or third-party software, services or hardware, or problems with integrating our XM Platform with third-party software that causes interruptions to the availability of our XM Platform, loss of data, or performance issues could, among other things:
•cause a reduction in revenue or delay in market acceptance of our XM Platform;
•require us to issue refunds to our users or expose us to claims for damages;
•cause us to lose existing users and make it more difficult to attract new users;

•divert our development resources or require us to make extensive changes to our XM Platform, which would increase our expenses;
•increase our technical support costs; and
•harm our reputation and brand.
If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion, and focus on execution that we believe contribute to our success and our business may be harmed.
We believe that a critical component to our success has been our company culture. Our company is aligned behind our culture and key values, and we have invested substantial time and resources in building our team within this company culture. Our company culture has evolved as a result of the SAP Acquisition and will likely continue to evolve as a result of being a public company, including in ways that may be unforeseeable or unfavorable to us. As we increase the size of our employee base, grow and develop the infrastructure of a public company, transition from wholly owned subsidiary to majority-owned subsidiary of, or acquire other companies, we may find it difficult to maintain our company culture. Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.
We are continuing to expand our operations outside the United States, where we may be subject to increased business and economic risks that could impact our results of operations.
A key focus of our company is to continue to expand our operations outside of the United States. In order to do so, we use a hub-and-spoke sales model, comprised of a centralized inside-sales team surrounded by regional direct sales efforts. We have invested significant effort to building and optimizing our international growth. For the nine months ended September 30, 2021 and 2020, 29% and 28%, respectively, of our revenue is from outside the United States, and we have continued to add employees and offices in new countries. We expect to continue to expand our international operations, which may include opening additional offices in new jurisdictions and providing our XM Platform in additional languages. Any new markets or countries into which we attempt to sell subscriptions to our XM Platform may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government- and industry-specific requirements. If we are not successful in converting our investments in international expansion to additional revenue, our business and results of operations may be harmed. In addition, our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems, and commercial markets. International expansion has required, and will continue to require, investment of significant funds and other resources. In addition, in certain ways it was easier for us to expand internationally as a previously wholly owned subsidiary of SAP, given SAP’s significant global presence, than it is as a majority-owned subsidiary of SAP. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:
•recruiting and retaining talented and capable employees outside the United States and maintaining our company culture across all of our offices;
•providing our XM Platform and operating our business across a significant distance, in different languages and among different cultures, including the potential need to modify our XM Platform and features to ensure that they are culturally appropriate and relevant in different countries;
•compliance with applicable international laws and regulations, including laws and regulations with respect to privacy, data protection, consumer protection, and unsolicited email, and the risk of penalties to our users and individual members of management or employees if our practices are deemed to be out of compliance;
•management of an employee base in jurisdictions that may not give us the same employment and retention flexibility as does the United States;

•operating in jurisdictions that do not protect intellectual property rights to the same extent as does the United States;
•compliance by us and our business partners with anti-corruption laws, import and export control laws, tariffs, trade barriers, economic sanctions, and other regulatory limitations on our ability to provide our XM Platform in certain international markets;
•foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside the United States;
•political and economic instability in countries where we may operate, including the potential effects of the current COVID-19 pandemic;
•double taxation of our international earnings and potentially adverse tax consequences due to changes in the income and other tax laws of the United States or the international jurisdictions in which we operate;
•higher costs of doing business internationally, including increased accounting, travel, infrastructure, and legal compliance costs; and
•other events or factors, including those resulting from war, incidents of terrorism, natural disasters, disease, global pandemics such as COVID-19, or responses to these events.
Compliance with laws and regulations applicable to our global operations substantially increases our cost of doing business in international jurisdictions. We may be unable to keep current with changes in laws and regulations as they change. Although we have implemented policies and procedures designed to support compliance with these laws and regulations, there can be no assurance that we will always maintain compliance or that all of our employees, contractors, partners, and agents will comply. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, injunctions, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of our global operations successfully, our business, results of operations, and financial condition could be adversely affected.
We may acquire other companies or technologies which could divert our management’s attention, result in additional dilution to our stockholders, and otherwise disrupt our operations and harm our results of operations.
As we have in the past, we may in the future seek to acquire or invest in businesses, people, or technologies that we believe could complement, expand, or enhance our XM Platform or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are ultimately consummated.
Any integration process may result in unforeseen operating difficulties and require significant time and resources and, we may not be able to integrate the acquired personnel, operations, and technologies successfully or effectively manage the combined business in connection with any future acquisition. Our acquisitions prior to the Proposed Acquisition have been relatively small, and thus we are relatively inexperienced in effectively implementing an integration process. We may also not achieve the anticipated benefits from the acquired business due to a number of factors, including, among others:
•costs or liabilities associated with the acquisition;
•diversion of management’s attention from other business concerns;
•inability to integrate or benefit from acquired content, technologies, or solutions in a profitable manner;
•harm to our existing relationships with customers and partners as a result of the acquisition;
•difficulty integrating the accounting systems, operations, and personnel of the acquired business;
•difficulty converting the customers of the acquired business onto our XM Platform and contract terms;

•the potential loss of key employees;
•use of resources that are needed in other parts of our business; and
•the use of substantial portions of our available cash or equity to consummate the acquisition.
In the future, if our acquisitions do not yield expected returns, we may be required to take charges for the write-down or impairment of amounts related to goodwill and acquired intangible assets, which could negatively impact our results of operations. We may issue additional equity securities in connection with any future acquisitions that would dilute our existing stockholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to pay, incur large charges or substantial liabilities, and become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. These challenges could adversely affect our business, financial conditions, results of operations, and prospects.
Integrating Clarabridge with our business may be more difficult, costly, or time-consuming than expected, and we may not realize the expected benefits of the Clarabridge Acquisition, which may adversely affect our business, results of operations, and financial condition.
If we experience greater than anticipated costs to integrate, or are not able to successfully integrate, Clarabridge into our existing operations, we may not be able to achieve the anticipated benefits of the Clarabridge Acquisition, including advancement of our business strategy and growth opportunities. Even if we integrate and retain Clarabridge employees, business systems, and technology successfully, we may not realize all of the anticipated benefits of the Clarabridge Acquisition in the time frame anticipated, or at all. For example, events outside our control, such as changes in laws and regulations, could adversely affect our ability to realize the expected benefits from the Clarabridge Acquisition. Further, it is possible that there could be a loss of our and/or Clarabridge’s key employees and customers. Specifically, the following issues, among others, must be addressed in combining Clarabridge’s operations with ours in order to realize the anticipated benefits of the Clarabridge Acquisition so the combined company performs as the parties anticipate:
•combining the companies’ corporate functions;
•combining Clarabridge’s business with our business in a manner that permits us to achieve the benefits anticipated to result from the Clarabridge Acquisition;
•maintaining existing agreements with customers, distributors, providers, talent and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers, talent and vendors;
•determining whether and how to address possible differences in corporate cultures and management philosophies;
•integrating the companies’ administrative and information technology infrastructure;
•developing products and technology that allow value to be unlocked in the future; and
•evaluating and forecasting the financial impact of the Clarabridge Acquisition, including accounting charges.
An inability to realize the full extent of the anticipated benefits of the Clarabridge Acquisition, as well as any delays encountered in the integration process, could have an adverse effect upon our business, results of operations, and financial condition. In addition, it is possible that the integration process could result in the disruption of our ongoing business and business relationships or inconsistencies in standards, controls, procedures, and policies that may adversely affect our business or our ability to achieve the anticipated benefits of the Clarabridge Acquisition. Integration efforts also may divert significant management attention and resources or require significant non-recurring costs, including costs to maintain employee morale and to retain key employees. For all of these reasons, we may not be able to achieve the anticipated benefits of the Clarabridge Acquisition, which could adversely affect our business, results of operations, and financial condition and could cause the price of our Class A common stock to decline.
Clarabridge may have liabilities that are not known to us.
Clarabridge may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations in connection with the Clarabridge Acquisition. Following the completion of the Clarabridge Acquisition, we may learn additional information about Clarabridge that materially and adversely affects us and Clarabridge, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws and regulations. Even if we were able to seek an indemnification claim under the Merger Agreement for such liabilities, we may not be able to fully recover our potential losses. Any such liabilities, individually or in the aggregate, could have an adverse effect on our business, results of operations, and financial condition.
Purchase price accounting in connection with our acquisitions requires estimates that may be subject to change and could impact our condensed consolidated financial statements and future results of operations and financial position.
Pursuant to the acquisition method of accounting, the purchase price we pay for acquisitions is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with any excess purchase price allocated to goodwill. The acquisition method of accounting is dependent upon certain valuations and other studies which may be preliminary. We currently anticipate that all the information needed to identify and measure values assigned to the assets acquired and liabilities assumed will be obtained and finalized during the one‑year measurement period following the date of completion of any of our acquisitions. Differences between preliminary estimates and the final acquisition accounting may occur, and these differences could have a material impact on our condensed consolidated financial statements and the combined company’s future results of operations and financial position.
Privacy, data protection, and information security concerns, and data collection and transfer restrictions and related domestic or foreign regulations, may limit the use and adoption of our XM Platform and adversely affect our business.
Use of our XM Platform involves the storage, transmission, and processing of data from our customers and their users, employees or other personnel, including certain personal or individually identifying information. Personal privacy, information security, and data protection are significant issues in the United States, including at the individual state level, Europe, and many other jurisdictions where we offer our XM Platform. As a global software and service provider, we are required to comply with local laws of various countries and jurisdictions. The regulatory frameworks governing the collection, processing, storage, and use of business information, particularly information that includes personal data, are rapidly and continuously evolving across multiple jurisdictions, which may introduce conflicts between compliance obligations or other uncertainties. Any failure or perceived failure to comply with applicable privacy, security, or data protection laws, regulations and/or contractual obligations may adversely affect our business. Such evolving regulations and new laws globally (such as the California Consumer Privacy Act and the EU’s proposed ePrivacy Regulation) regarding data protection and privacy or other standards increasingly aimed at the use of personal information, such as for marketing purposes and the tracking of individuals’ online activities. We may have additional burdens imposed on us due to increasing compliance standards that could restrict the use and adoption of our products and services and make it more challenging and complex to meet customer expectations.
The United States federal and various state and foreign governments have adopted or proposed requirements regarding the collection, distribution, use, security, and storage of, and individual rights relating to, personally identifiable information and other data relating to individuals, and federal and state consumer protection laws are also commonly applied to investigate and enforce companies’ statements regarding their collection, use, dissemination and other treatment of data, as well as security measures implemented to protect data. Under the laws of every state and numerous foreign jurisdictions, companies are obligated to notify individuals of security breaches involving certain personal information, which may result from breaches of our own systems, but could also result from breaches experienced by our vendors, our contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, result in regulatory investigations or enforcement actions, instigate class action or other litigation, cause us to incur remediation costs, and cause us to lose existing customers.
Further, many foreign countries and governmental bodies, including the EU, where we conduct business, have laws and regulations concerning the collection and use of personal data obtained from their residents or by businesses operating within their jurisdictions. These laws and regulations are often more wide-ranging and more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure, and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and Internet Protocol addresses. For instance, as of May 2018, the General Data Protection Regulation, or GDPR, replaced the Data Protection Directive with respect to the collection and use of personal data of data subjects in the EU. The GDPR applies extraterritorially and imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of personal data and pseudonymized (i.e., key-coded) data and additional obligations when we contract third-party processors in connection with the processing of the personal data. The GDPR provides that EU member states may make their own further laws and regulations limiting the (i) processing of personal data, including special categories of special data (e.g., racial or ethnic origin, political opinions, religious or philosophical beliefs), and (ii) profiling and automated individual decision-making of individual; which could limit our ability to use and share personal data or other data and could cause our costs to increase, and harm our business and financial condition. Noncompliance with the GDPR can trigger steep fines of up to €20 million or 4% of global annual revenue, whichever is higher. Separate EU laws and regulations (and member states’ implementations thereof) govern the protection of consumers and of electronic communications.
Further, European data protection laws also prohibit the transfer of personal data from the European Economic Area, or EEA, and Switzerland to other countries, including the United States, unless adequate protections are provided for personal data in such recipient countries.
With regard to transfers of personal data from our European employees and customers to the United States, we historically relied on our adherence to the United States Department of Commerce’s Safe Harbor Privacy Principles and compliance with the EU-U.S. and Swiss-U.S. Safe Harbor Frameworks as agreed to and set forth by the United States Department of Commerce, the EU, and Switzerland, which established means for legitimizing the transfer of personal data from the EEA or Switzerland to the United States. The EU-U.S. Safe Harbor Framework was deemed an invalid method of compliance with EU restrictions on data transfers in a ruling by the Court of Justice of the European Union, or CJEU, in October 2015.
Following this ruling, we implemented certain measures in order to certify our adherence to the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks, programs established by EU, Swiss, and U.S. authorities to provide mechanisms for companies to transfer EEA and Swiss personal data to the United States in the absence of the EU-U.S. and Swiss-U.S. Safe Harbor Frameworks. In addition, we have relied on standard contractual clauses approved by the European Commission for this purpose. In July 2020, the EU-U.S. Privacy Shield Framework was invalidated by the CJEU as a means of assuring adequate safeguards for personal data transferred to the United States. Since the invalidation of the EU-U.S. Privacy Shield Framework, we have sought to implement other measures to permit transfers of personal data from the EEA and Switzerland to the United States, including continuing to rely on the standard contractual clauses approved by the European Commission for this purpose.
On June 4, 2021, the European Commission published new versions of the SCCs, or New SCCs, which seek to address the issues identified by the CJEU invalidating Privacy Shied and provide further details regarding the transfer assessments of the importer third country’s laws that the parties are required to conduct when implementing the New SCCs. On June 18, 2021, the European Data Protection Board, or EDPB, issued its final guidance that imposes significant new diligence requirements on transferring data outside the EEA, including under an approved transfer mechanism. This guidance requires an “essential equivalency” assessment of the laws of the destination country transferred. If the “essentially equivalent” level of protection standard outlined by the CJEU’s decision is not satisfied in the destination country, the exporting entity must then assess if supplementary technical, organizational and/or contractual measures can be put in place that, in combination with the chosen transfer mechanism, would address the deficiency in the laws and ensure that essentially equivalent protection can be given to the data. Complying with this guidance will be expensive and time consuming and may ultimately prevent us from transferring personal data outside the EEA, which would cause significant business disruption. At present, there are few, if any, viable alternatives to the SCCs.
Further, the standard contractual clauses are also subject to challenges, however, and it is uncertain whether the standard contractual clauses will also be invalidated by the European courts. In addition to the present uncertainty as to valid means to assure adequate safeguards of EEA and Swiss personal data transferred to the United States, we expect to be impacted by future changes in law as a result of a further reviews of transfer mechanisms by European regulators, as well as challenges to these mechanisms in the European courts. There are also questions of whether and by what mechanisms personal data may be transferred from the EEA and Switzerland to the United Kingdom, post-Brexit. In June 2021, the European Commission issued an adequacy decision under the GDPR which allows transfers of personal data from the EEA to the United Kingdom to continue without restriction for a period of four years. But if the adequacy decision is not renewed, such transfers of personal data will require a valid transfer mechanism and companies making such transfers may be required to implement new processes and put new agreements in place to continue making such transfers. If we cannot implement a valid compliance mechanism for cross-border personal data transfers, we may face increased exposure to regulatory actions, substantial fines, and injunctions against processing or transferring personal data from Europe.
The implementation of the GDPR has led other jurisdictions to amend, or propose legislation to amend, their existing data protection laws to align with the requirements of the GDPR with the aim of obtaining an adequate level of data protection to facilitate the transfer of personal data from the EU. Accordingly, the challenges we face in the EU will likely also apply to other jurisdictions outside the EU that adopt laws similar in construction to the GDPR or regulatory frameworks of equivalent complexity. For example, the United Kingdom, following Brexit, enacted national data protection legislation substantially in the form of the GDPR. In addition, in 2018, the State of California adopted the California Consumer Privacy Act of 2018, or the CCPA, which came into effect January 1, 2020.
The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors certain provisions of the GDPR, including an extraterritorial application. However, the CCPA establishes a new privacy framework for covered businesses with expansive definitions of “personal information” and the “sale” of personal information, and by establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, requiring businesses to provide consumers in the State of California a means of opt-out from the sale of personal information and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. As with the GDPR, enforcement priorities and interpretation of certain provisions of the CCPA are still unclear. And to comply with the rules imposed by CCPA we may be required to put in place additional mechanisms ensuring compliance and other substantial expenditures. This may be onerous and adversely affect our business, financial condition, results of operations, and prospects.
Additionally, on November 3, 2020, a new privacy law, the California Privacy Rights Act, or CPRA, was approved by California voters. The CPRA significantly modifies the CCPA by, among other things, creating a dedicated privacy regulatory agency, requiring businesses to implement data minimization and data integrity principles, and imposing additional requirements for contracts addressing the processing of personal information. Moreover, the CPRA calls for additional regulations to be implemented before the law becomes fully operative on January 1, 2023. These changes may result in further uncertainty with respect to privacy, data protection, and information security issues and will require us to incur additional costs and expenses in an effort to comply. The enactment of the CCPA has prompted similar legislative developments in other states, which could create the potential for a patchwork of overlapping but different state laws. For example, Virginia and Colorado have both passed privacy laws that share many similarities with the CCPA.

These new requirements, together with laws and regulations that may be passed in the future, could reduce demand for our XM Platform, increase our costs, impair our ability to grow our business, restrict our ability to store and process data, subject us to liability, or, in some cases, impact our ability to offer our XM Platform in some locations. Further, in view of new or modified federal, state, or foreign laws and regulations, industry standards, contractual obligations, and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our XM Platform and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner, or at all, and our ability to develop new content and features could be limited. Further, failure to comply with the GDPR, the CCPA and other privacy or data security-related laws, rules, regulations of jurisdictions in which we do business, or other privacy and data security obligations could result in material fines and other penalties imposed by regulators, affect our compliance with client contracts and have an adverse effect on our business, financial condition, and results of operations. Our activities could also result in litigation (including class-related claims), mandatory disclosures of breaches to affected individuals, customers, and data protection supervisory authorities, as well as investigations and administrative measures by data protection supervisory authorities, such as the instruction to alter or stop non-compliant data processing activities, including the instruction to stop using non-compliant subcontractors.
Our XM Platform allows our customers to communicate through email, SMS, and other means. We generally require that communications sent though our XM Platform include an unsubscribe or opt-out function; however, users who elect to unsubscribe are typically unsubscribed only from one particular customer’s communications and not from all communications sent via our XM Platform. From time to time, consumers have complained to us after receiving communications via our platform from one customer despite having opted out of communications from another customer. Consumers must unsubscribe from each customer on an individual basis. Similarly, consumers have complained to us after receiving communications sent directly to them by our customers, outside of our XM Platform, after mistakenly believing they were sent via our platform. If consumers do not understand this process or do not believe we are following the appropriate rules and regulations in their respective jurisdictions, or if we fail to build and maintain our XM Platform in a manner that complies with relevant laws and rules relating to unsubscribe and opt-out capabilities, then consumers may complain to us or to our regulators and could seek to take legal or regulatory action against us or our customers.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success and ability to compete depends in part upon our intellectual property and other proprietary rights. We primarily rely on a combination of patent, copyright, trade secret, and trademark laws, trade secret protection and confidentiality or license agreements with our employees, contractors, customers, partners, suppliers and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be insufficient, and our intellectual property may still be challenged, invalidated, disclosed, or subject to other attacks from competitors or former employees. We cannot guarantee that any of our pending applications will be approved or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology. For example, competitors may try to use brand names confusingly similar to ours for similar products and services in order to benefit from our brand’s value. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we may not be able assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.
We hold a number of patents and patent applications in the United States and a number of international patent applications that we may use to pursue patents and patent applications in other foreign jurisdictions. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our solutions, technology, or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent applications will issue or be approved. The United States Patent and

Trademark Office and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent, trademark or application, resulting in partial or complete loss of rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. In addition, we believe that the protection of our trademark rights is an important factor in Qualtrics’ recognition, protecting our brand, and maintaining goodwill. If we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. Furthermore, we may not always detect infringement of our intellectual property rights, and any infringement of our intellectual property rights, even if successfully detected, prosecuted and enjoined, could be costly to deal with and could harm our business. In any event, in order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets.
Effective trademark, copyright, patent, and trade secret protection may not be available in every country in which we conduct business. In addition, many foreign countries limit the enforceability of patents or other intellectual property against third parties, including government agencies or government contractors, or have patent and intellectual property laws that are less developed or less enforceable than in the United States. In these countries, patents and other intellectual property may provide limited or no benefit. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.
Litigation brought to protect and enforce our intellectual property rights, has been in the past, and could be in the future, costly, time consuming and distracting to management. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and counter-suits attacking the validity and enforceability of our intellectual property rights, which could result in the impairment or loss of portions of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Our failure to secure, protect, and enforce our intellectual property rights could delay further implementation of our XM Platform, impair functionality of our XM Platform, delay introductions of new products and services, result in our substituting inferior or more costly technologies into our XM Platform or harm our brand and our business. Further, we may not always successfully monitor and detect infringement of our intellectual property rights, and defending our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources.
Moreover, a portion of our intellectual property has been acquired from one or more third parties. While we have conducted diligence with respect to such acquisitions, because we did not participate in the development or prosecution of much of the acquired intellectual property, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property, including potential ownership errors, potential errors during prosecution of such intellectual property, and potential encumbrances that could limit our ability to enforce such intellectual property rights.
We may be sued by third parties for alleged infringement or misappropriation of their proprietary rights.
There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. From time to time, our competitors or other third parties have claimed in the past, and may claim in the future, that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon or misappropriating such rights. We may not be successful in defending against any such challenges, securing settlements, or obtaining licenses to avoid or resolve any intellectual property disputes.

In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid, or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, the state of the law, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights of others that may cover some or all of our technology, or technology that we obtain from third parties. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our products. Any claims or litigation (with or without merit) could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our solutions or using certain technologies, require us to implement expensive work-arounds, or require that we comply with other unfavorable terms. In the case of infringement or misappropriation caused by technology that we obtain from third parties, any indemnification or other contractual protections we obtain from such third parties, if any, may be insufficient to cover the liabilities we incur as a result of such infringement or misappropriation. We may also be obligated to indemnify our customers or business partners in connection with any such claims and litigation and to obtain licenses, modify our solutions, or refund fees, which could further exhaust our resources. In addition, we may incur substantial costs to resolve claims or litigation, whether or not successfully asserted against us, which could include payment of significant settlement, royalty, or license fees, modification of our solutions or refunds to customers of fees, which would negatively impact our financial performance. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business operations and disrupt our business or harm our brand and reputation.
Moreover, our intellectual property acquired from one or more third parties may have previously been the subject of one or more intellectual property infringement suits and/or allegations. While we have conducted diligence with respect to such acquisitions, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property infringement suits and/or allegations. Moreover, we cannot guarantee that we understand and/or have complied with all obligations related to the settlement of such intellectual property suits and/or the resolution of such intellectual property allegations.
We use open source software in our XM Platform that may subject our XM Platform to general release or require us to re-engineer our XM Platform, which may harm our business.
We use open source software in our XM Platform and expect to continue to use open source software in our platform in the future. There are uncertainties regarding the proper interpretation of and compliance with open source software licenses. Moreover, we cannot assure you that our processes for controlling our use of open source software in our XM Platform have been or will be effective. Our current or future use of open source software could result in claims of copyright infringement, the subjecting of our proprietary software to general release, forced changes to and re-engineering of our XM Platform, reputational harm and harm to our business and results of operations. In addition, if the license terms for the open source software we utilize change, we may be forced to incur additional costs to comply with the changed license terms or to replace the affected open source software. Although we have implemented policies and tools to regulate the use and incorporation of open source software into our XM Platform, we cannot be certain that we have not incorporated open source software in our XM Platform in a manner that is inconsistent with such policies and the relevant open source licenses.
Responding to any infringement claim, regardless of its validity, or discovering unknown or improper use of open source software code in our XM Platform could harm our business, operating results, and financial condition, by, among other things:
•resulting in time-consuming and costly litigation;
•diverting management’s time and attention from developing our business;

•requiring us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;
•causing delays in the deployment of our XM Platform;
•requiring us to stop selling certain of our XM Platform;
•requiring us to redesign certain components of our XM Platform using alternative non-infringing or non-open source technology or practices, which could require significant effort and expense;
•requiring us to disclose our software source code, the detailed program commands for our software; and
•requiring us to satisfy indemnification obligations to our customers.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers, suppliers, partners and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, data and security breaches, and other liabilities relating to or arising from our software, services, acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, results of operations and financial condition. Although in some cases we contractually limit our liability with respect to such obligations, we do not always do so, and in the future we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our solutions, and harm our business, results of operations, and financial condition.
Our business is subject to a variety of United States and international laws and regulations that could subject us to claims, increase the cost of operations, or otherwise harm our business, including due to changes in such laws, changes in the interpretations of such laws, greater enforcement of such laws, or investigations into compliance with such laws.
Our business is subject to laws and regulations from various federal, state, local, and foreign governments and agencies, including those relating to copyright, labor and employment, workplace safety, consumer protection, privacy and data protection, anti-bribery and anti-corruption, import and export controls, sanctions, securities, and tax. In certain foreign jurisdictions, these regulatory requirements may be more stringent than, or otherwise different from, those in the United States. These laws and regulations are subject to change over time, and thus we must continue to monitor and dedicate resources to ensure continued compliance. Non-compliance with applicable laws, regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, and injunctions, any of which could adversely affect our business, operating results, and financial condition. In addition, responding to any action could result in a significant diversion of management’s attention and resources and an increase in professional fees.
We are also subject to consumer protection laws that may impact our sales and marketing efforts, including laws related to subscriptions, billing, and auto-renewal. These laws, as well as any changes in these laws, could make it more difficult for us to retain existing customers and attract new ones.
We are subject to governmental export and import controls, economic sanctions, and anti-corruption laws and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Our business activities are subject to various restrictions under United States export controls and other similar laws and regulations, including the United States Department of Commerce’s Export Administration Regulations, or the EAR, and various economic and trade sanctions regulations administered by the United States Treasury Department’s Office of Foreign Assets Controls, or OFAC. The United States export control laws and United States economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products and services to United States embargoed or sanctioned countries, governments, persons and entities. In addition, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide our customers access to our XM Platform or could limit our customers’ ability to access or use our XM Platform in those countries.
While we take precautions to prevent our products and services from being exported in violation of these laws, including geoblocking and other screening checks, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. If we are found to be in violation of U.S. economic sanctions or export control laws in the future, it could result in substantial fines and penalties for us and for the individuals working for us. We may also be adversely affected through other penalties, reputational harm, loss of access to certain markets, or otherwise.
In addition, in July 2018, we filed initial notifications of Voluntary Self-Disclosure with OFAC regarding the provision of services to some customers in apparent violation of U.S. economic sanction laws, and the U.S. Department of Commerce’s Bureau of Industry and Security, or BIS, regarding the export of software to some customers prior to submitting required filings to BIS. We supplemented the initial notifications with final reports to OFAC and BIS in December 2018. In August 2019, BIS notified us that it had completed its review and closed the matter with the issuance of a warning letter. In December 2019, OFAC notified us that it had completed its review and closed the matter with the issuance of a cautionary letter. Although no monetary penalties or other sanctions were imposed by either agency in connection with their investigations, our compliance history, including the issuance of a warning letter or cautionary letter, may be considered an aggravating factor in any future investigations by or disclosures to these agencies.
In addition, various countries regulate the import and export of certain encryption and other technology, including by imposing permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our users’ ability to access our products and services in those countries. Changes in our products or services, or future changes in export and import regulations may prevent our users with international operations from utilizing our products and services globally or, in some cases, prevent the export or import of our products and services to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our products and services by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential users with international operations. Any decreased use of our products or services or limitation on our ability to export or sell our products or services would likely adversely affect our business, results of operations, and financial results.
We are also subject to various domestic and international anti-corruption laws, such as the United States Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering, providing, or accepting improper payments or benefits for improper purposes. These laws also require that we keep accurate books and records and maintain compliance procedures designed to prevent any such unlawful activities. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
Our quarterly and annual results of operations may vary and may be difficult to predict. If we fail to meet the expectations of investors or securities analysts, our stock price and the value of your investment could decline.
Our quarterly and annual billings, revenue, and results of operations have fluctuated in the past and may vary in the future due to a variety of factors, many of which are outside of our control. Our financial results in any one quarter should not be relied upon as indicative of future performance. We may not be able to accurately predict our future billings, revenue, or results of operations. Factors that may cause fluctuations in our quarterly results of operations include, but are not limited to, those listed below:
•fluctuations in the demand for our XM Platform, and the timing of sales;

•our ability to attract new customers or retain existing customers;
•the budgeting cycles and internal purchasing priorities of our customers;
•the payment terms and subscription term length associated with our XM Platform sales and their effect on our billings and free cash flow;
•our ability to anticipate or respond to changes in the competitive landscape, including consolidation among competitors;
•the timing of expenses and recognition of revenue;
•the timing of our recognition of equity and cash settled stock-based compensation expense for our equity awards, particularly in cases where awards covering a large number of our shares are tied to a specific date;
•the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure;
•the timing and success of new product features and solutions by us or our competitors;
•actual or perceived security breaches;
•changes in laws and regulations that impact our business;
•macroeconomic conditions and the economic impact of the COVID-19 pandemic; and
•general economic and market conditions.
If our billings, revenue, or results of operations fall below the expectations of investors or securities analysts in a particular quarter, or below any guidance that we may provide, the price of our Class A common stock could decline. Our quarterly and annual financial results may fluctuate due to these or other factors, and we do not believe that our financial results in any one quarter or any other period should be relied upon by investors as indicative of our future financial performance.
Our subscription or pricing models may not accurately reflect the optimal pricing necessary to attract new customers and retain existing customers as the market matures.
As the market for our solutions matures, or as competitors introduce new solutions that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically. We provide our software on a subscription basis priced on the number of solutions and level of functionality required by customers and the number of users and level of interactions through our software, and therefore, pricing decisions may also impact the mix of adoption among our subscription plans and negatively impact our overall revenue. Further, pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our products to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations, and financial condition. In the future we may be required to reduce our prices or develop new pricing models, which could adversely affect our revenue, gross margin, profitability, financial position, and cash flow.
Interruptions or delays in service from our data center facilities could impair the delivery of our XM Platform and harm our business.
We currently serve our customers both from our co-location data center facilities in the United States, Australia, Canada, and Germany, and from public cloud data center facilities located in the United States, Australia, Canada, Germany, and Ireland. Any damage to, or failure of, our systems generally could result in interruptions in our XM Platform. As we continue to add new data centers, add capacity in our existing data centers and transition existing data centers from a managed service hosting model to a co-location model, we may move or transfer our data and our customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the use of our XM Platform. Any damage to, or failure of, our XM Platform, or those of our third-party data centers, could result in interruptions in use of our XM Platform. Impairment of or interruptions in customers accessing our XM Platform may reduce our revenue, cause us to issue credits or pay penalties, subject us to claims and litigation, cause our customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. We have experienced interruptions and delays in service in the past, and we may experience interruptions and delays in service in the future. Our business will also be harmed if our customers and potential customers believe our XM Platform is unreliable.
We do not control, or in some cases have limited control over, the operation of the data center facilities we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and other similar events. They may also be subject to break-ins, sabotage, attacks, intentional acts of vandalism and similar misconduct, adverse events caused by operator error, and delays or interruptions in service due to capacity constraints, including those stemming from increased usage due to the outbreak of the COVID-19 pandemic. We cannot rapidly switch to new data centers or move customers from one data center to another in the event of an adverse event. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other problems at these facilities could result in lengthy interruptions in accessing our XM Platform and the loss or exposure of customer data.
We may transition from managed co-location data center facilities to public cloud alternatives, which could impact our gross margins and our financial results.
We currently rely primarily on managed co-location data center facilities. We have made and will continue to make substantial investments in new equipment to support growth at our data centers and provide enhanced levels of service to our customers. This may include increases in network bandwidth, CPU, storage, power or other elements of our hosting operations. We anticipate that we may move some of our data centers away from co-location facilities to public cloud options in the next five years. As we make this transition, we anticipate that it would impact margins, particularly as we move our spend from capital expenditures to operating expenses. Additionally, to the extent that we are required to add data center capacity to accommodate customer demands, we may need to significantly increase the bandwidth, storage, power or other elements of our hosting operations, and the costs associated with adjustments to our data center architecture could also harm our margins and operating results.
We recognize revenue from subscriptions ratably over the term of our customer contracts, and as such our reported revenue and billings may differ significantly in a given period, and our revenue in any period may not be indicative of our financial health and future performance.
We recognize revenue from subscriptions ratably over the subscription term of the underlying customer contract, which is generally one year. Our billings are recorded upon invoicing for access to our XM Platform, and thus a significant portion of the billings we report in each quarter are generated from customer agreements entered and invoiced during the period. As a result, much of the revenue we report each quarter is derived from contracts that we entered into with customers in prior periods. Consequently, a decline in new or renewed subscriptions in any quarter will not be fully reflected in revenue or other results of operations in that quarter but will negatively affect our revenue and other results of operations across future quarters. It is difficult for us to rapidly increase our revenue from additional billings in a given period. Any increases in the average term of subscriptions would result in revenue for those contracts being recognized over longer periods of time with little impact on our results of operations in the near term. Our professional services and certain other revenue is recognized upon completion of the performance or as the service is rendered. Accordingly, our revenue in any given period may not be an accurate indicator of our financial health and future performance.
If we fail to integrate our solutions with a variety of operating systems, software applications, platforms, and hardware that are developed by others, our solutions may become less marketable, less competitive, or obsolete, and our results of operations could be harmed.
Our customers and prospective customers expect that our solutions integrate with a variety of network, hardware, and software platforms, and we need to continuously modify and enhance our solutions to adapt to changes in hardware, software, networking, browser, and database technologies. We have developed our solutions to be able to integrate with third-party software-as-a-service (SaaS) applications through the interaction of application programming interfaces, or APIs. In general, we rely on the fact that the providers of such software systems continue to allow us access to their APIs to enable these custom integrations. We are subject to the standard terms and conditions of such providers, or other agreements we may have with them, which govern the distribution, operation, and fees of such software systems, and which may be subject to change by such providers. Certain of our current and future potential integrations are with organizations that compete with us or with SAP, and which may have incentives to limit or prohibit our ability to integrate with them. We may not successfully build, deploy or offer the integrations we need to as a result of limits or prohibitions by other parties, unacceptable terms, technical difficulties, our failure to recognize the demand for them, or for other reasons. If we fail to offer a variety of integrations or the integrations that our customers and prospective customers expect and demand, then our solutions may become less marketable, less competitive, or obsolete, and our results of operations could be harmed.
Our business could be adversely impacted by changes in internet access for our users or laws specifically governing the internet.
Our XM Platform depends on the quality of our users’ access to the internet. Certain features of our XM Platform require significant bandwidth and fidelity to work effectively. Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt, or increase the cost of user access to our XM Platform, which would negatively impact our business.
In December 2017, the Federal Communications Commission, or the FCC, voted to repeal its “net neutrality” Open Internet rules, effective June 2018. The rules were designed to ensure that all online content is treated the same by internet service providers and other companies that provide broadband services. The FCC’s new rules, which took effect on June 11, 2018, repealed the neutrality obligations imposed by the Open Internet rules and granted providers of broadband internet access services greater freedom to make changes to their services. Such changes may cause us to incur greater operating expenses, make it more difficult for us to provide our products and services, or discriminate against or harm our business, all of which could have an adverse effect on our business operations.
As the internet continues to experience growth in the number of users, frequency of use, and amount of data transmitted, the internet infrastructure that we and our users rely on may be unable to support the demands placed upon it. The failure of the internet infrastructure that we or our users rely on, even for a short period of time, could undermine our operations and harm our results of operations.
In addition, there are various laws and regulations that could impede the growth of the internet or other online services, and new laws and regulations may be adopted in the future. These laws and regulations could, in addition to limiting internet neutrality, involve taxation, tariffs, privacy, data protection, information security, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services, any of which could decrease the demand for, or the usage of, our XM Platform. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These changes or increased costs could materially harm our business, results of operations, and financial condition.
Our international operations subject us to potentially adverse tax consequences.
We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, property, and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and international tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits by U.S. and non-U.S. taxing authorities. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition.

Our future effective tax rate may be affected by such factors as changes in tax laws, regulations, or rates, changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
We may have exposure to greater than anticipated tax liabilities and may be affected by changes in tax laws or interpretations, any of which could adversely impact our results of operations.
We are subject to income taxes in the United States and various jurisdictions outside of the United States. Our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Our tax expense could also be impacted by changes in non-deductible expenses, changes in excess tax benefits of equity-based compensation, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, the applicability of withholding taxes, effects from acquisitions, and the evaluation of new information that results in a change to a tax position taken in a prior period. A successful assertion by a country, state, or other jurisdiction that we have an income tax filing obligation could result in substantial tax liabilities for prior tax years.
Our tax position could also be impacted by changes in accounting principles, changes in U.S. federal, state, or international tax laws applicable to corporate multinationals, other fundamental law changes currently being considered by many countries, including the United States, and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. Any of the foregoing changes could have an adverse impact on our results of operations, cash flows, and financial condition.
Additionally, the Organization for Economic Co-Operation and Development has released guidance covering various topics, including transfer pricing, country-by-country reporting, and definitional changes to permanent establishment that could ultimately impact our tax liabilities as it is implemented in various jurisdictions.
Our results of operations may be harmed if we are required to collect sales or other related taxes for our subscription solutions in jurisdictions where we have not historically done so.
We collect sales and similar value-added taxes as part of our customer agreements in a number of jurisdictions in which we have determined that we are subject to tax. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. One or more states or countries may seek to impose additional sales, use, or other tax collection obligations on us, including for past sales by us. Furthermore, in June 2018, the Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state retailers even if those retailers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state retailers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state retailers on sales that occurred in prior tax years. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes on our XM Platform could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage customers from purchasing our XM Platform, or otherwise harm our business, results of operations, and financial condition.
We are subject to tax examinations of our tax returns by the Internal Revenue Service, or IRS, and other tax authorities. An adverse outcome of any such audit or examination by the IRS or other tax authority could have a material adverse effect on our results of operations, financial condition, and liquidity.
We are, and expect to continue to be, subject to regular review and audit by the IRS and other tax authorities in various jurisdictions. As a result, we have received, and may in the future receive, assessments in multiple jurisdictions on various tax-related assertions. Taxing authorities may in the future challenge our tax positions and methodologies on various matters, including our positions regarding the collection of sales and use taxes and the jurisdictions in which we are subject to taxes, which could expose us to additional taxes. We regularly assess the likelihood of adverse outcomes resulting from ongoing tax examinations to determine the adequacy of our provision for income taxes. These assessments can require considerable estimates and judgments. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a variety of jurisdictions. There can be no assurance that our tax positions and methodologies or calculation of our tax liabilities are accurate or that the outcomes from ongoing and future tax examinations will not have an adverse effect on our operating results and financial condition. A difference in the ultimate resolution of tax uncertainties from what is currently estimated could have an adverse effect on our operating results and financial condition.
The nature of our business requires the application of complex revenue and expense recognition rules, and any significant changes in current rules could affect our financial statements and results of operations.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, or the FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls over financial reporting. In addition, many companies’ accounting policies and practices are being subjected to heightened scrutiny by regulators and the public. The accounting rules and regulations are continually changing, and may change in the future in ways that could materially impact our financial statements. In addition, if we were to change our critical accounting estimates, including those related to the recognition of subscription revenue and other revenue sources or the period of benefit for deferred contract acquisition costs, our results of operations could be significantly affected.
If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock. Significant judgments, estimates, and assumptions used in preparing our condensed consolidated financial statements include, or may in the future include, those related to revenue recognition, deferred contract acquisition costs, the period of benefit generated from deferred contract acquisition costs, equity and cash settled stock-based compensation expense, goodwill and intangible assets, and accounting for income taxes, including deferred tax assets and liabilities.
If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. We will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 10-K.
Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.
We might require additional capital to support our growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing XM Platform or acquire complementary businesses, technologies, and content. While we expect that SAP, as our majority owner, may continue to support our growth, SAP may be unable or unwilling to address particular financial needs or may prefer that we look to other funding sources in the first instance. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing from SAP or in the capital markets on terms favorable to us, if at all. Additionally, a deterioration of current conditions in worldwide credit markets as a result of the COVID-19 pandemic could limit our ability to obtain external financing. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our growth and to respond to business challenges could be significantly impaired.
We may face exposure to foreign currency exchange rate fluctuations.
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound sterling, and Australian Dollar. We have not instituted a hedging program. We expect our international operations to continue to grow in the near term, and we regularly monitor our foreign currency exposure to determine when we should begin a hedging program. Today, our international contracts are denominated in either U.S. dollars or local currency, while our international operating expenses are often denominated in local currencies. Additionally, as we expand our international operations, a larger portion of our operating expenses will be denominated in local currencies. Therefore, fluctuations in the value of the U.S. dollar and foreign currencies may affect our results of operations when translated into U.S. dollars.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In the event of a major earthquake, hurricane, fire, cyber-attack, war, terrorist attack, disease, such as the COVID-19 pandemic, power loss, telecommunications failure, or other catastrophic events, we may be unable to continue our operations, in part or in whole, and may endure reputational harm, delays in developing our XM Platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition.
Additionally, we rely on our network and third-party infrastructure and applications, internal technology systems, and our websites for our development, marketing, operational support, hosted services, and sales activities. If these systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver solutions to our customers would be impaired.
As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.
Adverse economic conditions could negatively impact our business.
Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. Our business depends on demand for business software applications generally and for experience management software solutions in particular. In addition, the market adoption of our solutions and our revenue is dependent on the number of users of our solutions. To the extent that weak economic conditions reduce the number of personnel overseeing customer experience, employee experience, or other experience matters or that limit the available budgets within organizations for software solutions, demand for our solutions may be harmed. If economic conditions deteriorate, our customers and prospective customers may elect to decrease their information technology budgets, which would limit our ability to grow our business and harm our results of operations.
Risks Related to Our Relationship with SAP and Being a “Controlled Company”
As long as SAP controls us, the ability of the holders of Class A common stock to influence matters requiring stockholder approval will be limited.
SAP owns 100% of the shares of Class B common stock, representing a controlling interest in the total outstanding shares of the Company. The rights of the holders of Class A and Class B common stock differ in a number of ways, including with respect to voting and conversion rights, certain actions that require the consent of holders of Class B common stock and other protective provisions. Holders of our Class B common stock are entitled to ten votes per share of Class B common stock, and the holders of our Class A common stock are entitled to one vote per share of Class A common stock. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. If, prior to the occurrence of any Distribution (as defined below), SAP transfers shares of our Class B common stock to any party that is not beneficially owned by SAP, those shares would automatically convert into Class A common stock. For so long as SAP beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, SAP will be able to elect all of the members of our board of directors.
In addition, until such time as SAP beneficially owns shares of our common stock representing less than a majority of the votes entitled to be cast by the holders of outstanding voting stock, SAP will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting, and holders of Class A common stock will not be able to affect the outcome of any stockholder vote during this period. As a result, SAP has the ability to control all matters affecting us, including:
•the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•any determinations with respect to mergers, acquisitions and other business combinations;
•our acquisition or disposition of assets;
•our financing activities;
•changes to our amended and restated certificate of incorporation and amended and restated bylaws;
•changes to the agreements providing for our transition to becoming a public company;
•corporate opportunities that may be suitable for us and SAP;
•determinations with respect to enforcement of rights we may have against third parties, including with respect to intellectual property rights;
•the payment of dividends on our common stock;
•the number of shares available for issuance under our stock plans for our prospective and existing employees; and
•the strategy, direction, and objectives of our business.
Our amended and restated certificate of incorporation and the stockholders’ agreement contain provisions that require that as long as SAP beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of SAP as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;
•consolidate or merge with or into any other entity;
•permit any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquire the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one or more of our wholly owned subsidiaries are the only parties;
•issue any stock or other equity securities except to our subsidiaries or to our employee benefit plans;
•conduct any business other than the business of enterprise software and related businesses;
•create, incur, assume or permit to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•make any loan to or purchase any debt securities of any person in excess of $50 million;
•take any actions to dissolve, liquidate or wind-up our company;
•declare dividends on our stock;
•redeem, purchase or otherwise acquire or retire for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;

•enter into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amend, terminate or adopt any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
If SAP does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed.
SAP’s voting control and its additional rights described above may discourage transactions involving a change of control of us, including transactions in which holders of our Class A common stock might otherwise receive a premium for their shares over the then-current market price. SAP is not prohibited from selling a controlling interest in us to a third party and may do so without the approval of the holders of Class A common stock and without providing for a purchase of the shares of Class A common stock. Accordingly, the shares of Class A common stock may be worth less than they would be if SAP did not maintain voting control over us or have the additional rights described above.
SAP’s interests and objectives as a stockholder may not align with, or may even directly conflict with, the interests and objectives of holders of our Class A common stock. For example, SAP may be more or less interested in us entering into a transaction or conducting an activity due to the impact such transaction or activity may have on SAP as a company, independent of us. In such instances, SAP may exercise its control over us in a way that is beneficial to SAP, and holders of our Class A common stock will not be able to affect the outcome so long as SAP continues to hold a majority of the shareholder votes.
In the event SAP is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of SAP, and may do so in a manner that could vary significantly from that of SAP.
By becoming a stockholder in our company, holders of Class A common stock are deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation and the stockholders’ agreement with respect to the limitations that are described above.
Our business and that of SAP overlap, and SAP is not prohibited from competing with us, which could reduce our market share.
SAP and we are both software companies providing products that help companies succeed. There can be no assurance that SAP will not engage in increased competition with us in the future. In addition, the intellectual property matters agreement that we have entered into with SAP provide SAP the right to use our intellectual property, which, subject to limitations, it may use to produce certain products that compete with ours. SAP’s rights in this regard extend to its majority-owned subsidiaries, which could include joint ventures where SAP may hold a majority position and one or more of our competitors may hold minority positions.
SAP could assert control over us in a manner which could impede our growth or our ability to enter new markets or otherwise adversely affect our business. Further, SAP could utilize its control over us to cause us to take or refrain from taking certain actions, including entering into relationships with channel, technology and other marketing partners, enforcing our intellectual property rights or pursuing corporate opportunities or product development initiatives that could adversely affect our competitive position, including our competitive position relative to that of SAP in markets where we compete with them. In addition, SAP maintains relationships with certain of our competitors, which SAP or those competitors could use in ways that could adversely affect our competitive position. If any of these scenarios were to materialize, our market share could be reduced, which could have an adverse impact on our results of operations.
SAP’s competition in certain markets may affect our ability to build and maintain relationships with partners, suppliers, and customers.
Our existing and potential relationships with partners, suppliers, and customers may be affected by our relationship with SAP. We partner with, purchase from, and sell to a number of companies that compete with SAP.

SAP’s majority ownership in us might affect our ability to develop and maintain relationships with these companies, including because SAP may require us to limit our relationships with them or not work with them at all. Likewise, these companies may be less willing or unwilling to develop and maintain relationships with us, and may favor our competitors or may view us as competitors, because of our relationship with SAP.
SAP competes with certain of our significant channel, technology and other marketing partners as well as certain of our customers and suppliers. Pursuant to our amended and restated certificate of incorporation and certain agreements that we have entered into with SAP, SAP may have the ability to impact our relationship with these companies, which could have a material adverse effect on our results of operations or our ability to pursue opportunities which may otherwise be available to us.
Our historical financial information as a business segment of SAP may not be representative of our results as an independent public company.
The historical financial information we have included in this Quarterly Report on Form 10-Q does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our condensed consolidated financial statements include an allocation for certain corporate functions historically provided by SAP, including tax, accounting, treasury, legal, human resources, compliance, insurance, sales, and marketing services. The historical financial information is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, standalone company. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical condensed consolidated financial statements and notes thereto.
We are a smaller company relative to SAP, which could result in increased costs because of a decrease in our purchasing power and difficulty maintaining existing customer relationships and obtaining new customers.
Prior to our initial public offering, we were able to take advantage of SAP’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. While this may continue in some ways with SAP as a majority shareholder, we are a smaller company than SAP, and we cannot assure you that we will have access to financial and other resources comparable to those available to us prior to our initial public offering. As a standalone company, we may be unable to obtain office space, goods, technology, and services at prices or on terms as favorable as those available to us prior to our initial public offering, which could increase our costs and reduce our profitability. Likewise, we may find it more difficult to attract and retain high quality employees as a smaller company than it was as a previously wholly owned subsidiary of SAP, which could impact our results of operations. Our future success also depends on our ability to develop and maintain relationships with customers. Our reduced relationship with SAP and our smaller relative size may make it more difficult to develop and maintain relationships with customers, which could adversely affect our prospects.
In order to preserve the ability for SAP to distribute its shares of our Class B common stock on a tax-free basis for U.S. federal income tax purposes, we may be prevented from pursuing opportunities to raise capital, to effectuate acquisitions or to provide equity incentives to our employees, which could hurt our ability to grow.
Beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for SAP to effect a spin-off of Qualtrics that is tax-free for U.S. federal income tax purposes. This applies to both an internal spin-off of Qualtrics by SAP America to SAP SE that is tax-free for U.S. federal income tax purposes, which we refer to as an Internal Distribution, and an external spin-off of Qualtrics by SAP SE that is tax-free for U.S. federal income tax purposes, which we refer to as an External Distribution with any of an Internal Distribution or an External Distribution, being referred to as a Distribution. SAP has advised us that it does not have any present intention or plans to undertake any Distribution. However, SAP currently intends to preserve its ability to engage in an Internal Distribution or an External Distribution following an Internal Distribution. We have agreed that we will not knowingly take or fail to take any action that could reasonably be expected to preclude SAP’s ability to undertake a Distribution. Additionally, under our amended and restated certificate of incorporation and the stockholders’ agreement, until such time as SAP ceases to own at least 20% or more of the outstanding shares of our common stock, we must obtain the consent of SAP as the holder of our Class B common stock to issue stock or other equity securities except to our subsidiaries or to our employee benefit plans. SAP’s intention to retain its ability to effectuate a Distribution may cause SAP to not consent to such stock or securities issuances. This could cause us to forgo capital raising or acquisition opportunities that would otherwise be available to us. As a result, we may be precluded from pursuing certain growth initiatives.
We will be required to indemnify SAP for any taxes imposed on SAP related to our status as a “controlled foreign corporation” or “passive foreign investment company” for German tax purposes that are attributable to SAP’s ownership of us, which may prevent us from pursuing certain strategic, internal restructuring or financing transactions or taking other actions, that would otherwise be beneficial to us.
We (including certain of our subsidiaries) are treated as a “controlled foreign corporation” with respect to SAP for German tax purposes. Further, in the event that we cease to be treated as such a controlled foreign corporation, we (including certain of our subsidiaries) may be treated as a “passive foreign investment company” with respect to SAP for German tax purposes. As a result, SAP may be subject to German taxation, which we refer to as CFC/PFIC Taxes, on certain of our income regardless of whether such income is received by SAP. The tax sharing agreement with SAP provides that we will be required to indemnify SAP for any CFC/PFIC Taxes imposed on SAP that are attributable to SAP’s ownership of us. Prior to entering into any agreement or engaging in any transaction, we intend to evaluate whether, and to what extent, such agreement or transaction would subject SAP to CFC/PFIC Taxes for which we would be responsible under the tax sharing agreement. We may be discouraged from taking any such action that could reasonably be expected to subject SAP to CFC/PFIC Taxes. Further, we cannot predict any future changes to the German tax rules governing controlled foreign corporations or passive foreign investment companies. As a result, this indemnification obligation could cause us to forgo certain strategic, internal restructuring or financing transactions or other actions, that would otherwise be beneficial to us.
Third parties may seek to hold us responsible for liabilities of SAP, which could result in a decrease in our income.
Third parties may seek to hold us responsible for SAP’s liabilities. Likewise, our relationship with SAP, as a much larger company and our majority shareholder, may make us more of a target for litigation than we otherwise would be on our own. Under our master transaction agreement with SAP, we agreed to indemnify SAP for claims and losses relating to liabilities related to our business and not related to SAP’s business, and SAP will indemnify us for claims and losses relating to liabilities related to SAP’s business and not related to our business. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from SAP.
Although we have entered into a tax sharing agreement with SAP under which our tax liabilities generally will be determined as if we were not part of any consolidated, combined or unitary tax group that includes SAP and/or any of its subsidiaries, we nonetheless could be held liable for the tax liabilities of other members of these groups.
Since the SAP Acquisition we have been included in SAP America’s U.S. Consolidated Group, as well as in certain other consolidated, combined or unitary groups that include SAP SE or SAP America and/or certain of their subsidiaries, any such group being referred to as a SAP Tax Group. Pursuant to the tax sharing agreement with SAP, SAP will file with the relevant tax authority with respect to a SAP Tax Group, and, for taxable periods beginning after December 31, 2020, we will make tax sharing payments to SAP. The amount of our tax sharing payments with respect to SAP America’s U.S. Consolidated Group will be determined, subject to certain adjustments (including with respect to the use of tax attribute carryforwards), as if we and each of our subsidiaries included in SAP America’s U.S. Consolidated Group filed our own U.S. federal consolidated income tax return for the relevant taxable period. The amount of a tax sharing payment with respect to SAP Tax Groups relating to U.S. state or local income taxes will be calculated using certain simplifying conventions.

We were included in SAP America’s U.S. Consolidated Group for so long as SAP America held at least 80% of the total voting power and value of our outstanding stock. As a result of the Clarabridge Acquisition, SAP America no longer holds 80% of the value of our outstanding stock, and as such, we will no longer be a member of the U.S. Consolidated Group for U.S. federal income tax purposes as of October 1, 2021. We will continue to be a part of the U.S. Consolidated Group for other tax jurisdictions.
Each member of a U.S. Consolidated Group during any part of a consolidated return year is jointly and severally liable for tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or non-U.S. income tax purposes is jointly and severally liable for the state, local or non-U.S. income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, for any period in which we are included in a SAP Tax Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.
Our inability to maintain a strong relationship with SAP, or to resolve favorably any disputes that may arise between us and SAP, could result in a significant reduction of our revenue.
Maintaining a strong relationship with SAP and its management team will be important to our success for at least as long as SAP remains a majority shareholder. Disputes may arise between SAP and us in a number of areas relating to our ongoing relationship, including:
•our strategy, direction, and objectives as a business;
•labor, tax, employee benefit, indemnification and other matters arising from our separation from SAP;
•employee retention and recruiting;
•business combinations involving us;
•our ability to engage in activities with certain customers, suppliers, and partners;
•sales or dispositions by SAP of all or any portion of its ownership interest in us;
•the nature, quality, and pricing of services SAP has agreed to provide us;
•business opportunities that may be attractive to both SAP and us; and
•product or technology development or marketing activities which may require the consent of SAP.
We may not be able to resolve any potential conflicts between us and SAP. Assuming we are able to resolve such a potential conflict, we intend for such resolution to be comparable to the resolution that we would reach with an unaffiliated party. However, the resolution that we actually reach may be less favorable than if we were dealing with an unaffiliated party.
The agreements we have entered into with SAP may be amended upon agreement between the parties. While we are controlled by SAP, we may not have the leverage to negotiate agreements or amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.
The arrangement we made with SAP in connection with our initial public offering may not be adequate and could harm our operation and performance.
We are the first and only subsidiary of SAP to conduct an initial public offering. We have made various transition arrangements with SAP. However, given the rare structure of the transaction and lack of precedents, we cannot be certain that such arrangements will fully and adequately encompass all of our needs as a standalone company. If the arrangements we have made with SAP are not comprehensive enough to meet our needs as a standalone company, our operation and financial performance may be adversely impacted.

The agreements we have put in place with SAP were entered into while we are a majority-owned subsidiary of SAP with relatively little negotiating power. The agreements were not negotiated at arm’s length and contain terms that we would not have agreed to with an independent third party. For example, we are providing SAP an irrevocable, royalty-free license to all of our patents and certain other intellectual property that will remain in place perpetually, even after SAP is no longer a majority shareholder. As another example, SAP does not give us the ability to control the investigation, negotiation, and settlement of certain government investigations but requires us to pay for all expenses associated therewith. These and other terms of our agreements with SAP may put us at a disadvantage relative to our competitors and peer companies and could adversely impact our operations and financial performance.
We cannot know how the market will react over time to our unique arrangements with SAP or how those arrangements may change. We are making careful preparation for the separation from SAP, but due to the unique structure we are employing, there may be many foreseeable and unforeseeable adverse effects on us if the expected benefits of our arrangements with SAP do not realize.
Some of our directors own cash-settled restricted stock units that fluctuate in accordance with the value of SAP’s share price or hold management positions with SAP, which could cause conflicts of interest that could result in us not acting on opportunities we otherwise may have.
Some of our directors own cash-settled restricted stock units that fluctuate in accordance with the value of SAP’s share price. In addition, some of our directors are executive officers and/or directors of SAP. Ownership of cash-settled restricted stock units that fluctuate in accordance with the value of SAP’s share price by our directors and the presence of executive officers or directors of SAP on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SAP that could have different implications for SAP than they do for us. Provisions of our amended and restated certificate of incorporation and the stockholders’ agreement address corporate opportunities that are presented to our directors or officers that are also directors or officers of SAP. We cannot assure you that the provisions in our amended and restated certificate of incorporation will adequately address potential conflicts of interest, that potential conflicts of interest will be resolved in our favor or that we will be able to take advantage of corporate opportunities presented to individuals who are officers or directors of both us and SAP. As a result, we may be precluded from pursuing certain growth initiatives, which could adversely affect our business.
SAP’s ability to control our board of directors and company may make it difficult for us to recruit high-quality independent directors and employees.
So long as SAP beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, SAP can effectively control and direct our board of directors and our company generally. Further, the interests of SAP and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors or become employees may decline.
We are a “controlled company” within the meaning of the corporate governance rules of Nasdaq and, as a result, rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
SAP owns more than 50% of the total voting power of our common shares and we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. As a controlled company, certain exemptions under the Nasdaq standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:
•that a majority of our board of directors consists of independent directors;
•that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•for an annual performance evaluation of the nominating and governance committee and compensation committee.
As a result of our use of the “controlled company” exemptions, holders of our Class A common stock do not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance rules of Nasdaq.
Risks Related to Ownership of Our Class A Common Stock
Our stock price may fluctuate significantly.
The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•actual or anticipated fluctuations in our results of operations;
•the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;
•failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings changes by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•media reports and coverage of our operations, industry, employees, and company;
•announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
•price and volume fluctuations in the overall stock market;
•trends and factors in the economy generally, both in the U.S. and globally;
•changes in accounting standards, policies, guidelines, interpretations, or principles;
•actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;
•announced or completed acquisitions of businesses or technologies by us or our competitors;
•developments or disputes concerning our intellectual property or our solutions, or third-party proprietary rights;
•new laws or regulations, new interpretations of existing laws, or the new application of existing regulations to our business;
•any major change in our board of directors or management;
•any actions or conduct by our employees, directors, or management that could impact our reputation;
•additional Class A common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;
•changes in operating performance and stock market valuations of technology companies in our industry;

•lawsuits threatened or filed against us; and
•other events or factors, including those resulting from war, incidents of terrorism, disease, global pandemics such as COVID-19 or responses to these events.
In addition, the stock markets, and in particular the market on which our Class A common stock is listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from operating our business, and harm our business, results of operations, and financial condition.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade our common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our results of operations fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price and trading volume to decline.
Substantial future sales of our Class A common stock could cause the market price of our Class A common stock to decline.
The market price of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly sales by our directors, executive officers, and significant stockholders, a large number of our Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. As of September 30, 2021, we had a total of 92,680,590 shares outstanding of Class A common stock and 423,170,610 shares outstanding of Class B common stock, all of which are owned by SAP. Shares of our Class A common stock received by our employees (including our executive officers) upon vesting of equity awards received in the exchange offers completed in January 2021 and September 2021 were freely tradable upon issuance, subject to compliance with Rule 144, as applicable, and are not subject to any lock-up restriction. Shares of Class A common stock issued to Q II, LLC, or Q II, or Silver Lake Technology Management, LLC, or Silver Lake, are or will be, respectively, deemed “restricted securities” as defined in Rule 144 under the Securities Act and, pursuant to their respective Class A common stock purchase agreements, each of Q II and Silver Lake has agreed with us not to sell or transfer such shares for a period of 12 months and 24 months, respectively, after the effectiveness of our initial public offering registration statement. The remaining outstanding shares of our Class A and all of our Class B common stock will be deemed “restricted securities” as defined in Rule 144. These restricted securities, and the shares of Class A common stock into which the outstanding shares of our Class B common stock are convertible, may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act.
Sales of our Class A common stock as these restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the market price of our Class A common stock to fall and make it more difficult for you to sell our Class A common stock.
We are party to a stockholders’ agreement with SAP, Q II, LLC, and Silver Lake, which, among other things, provides for specified registration rights relating to the shares of our Class A common stock and Class B common stock owned by SAP, Q II and Silver Lake. Registration of those shares under the Securities Act would permit SAP, Q II, Silver Lake and their permitted transferees registration rights agreement to sell their respective shares into the public market.

We will be obligated to pay cash to settle any Qualtrics Rights or SAP RSUs that were not tendered in the January 2021 and September 2021 exchange offers.
In January 2021 and September 2021, we conducted voluntary exchange offers pursuant to which we offered eligible employees, including our executive officers, the ability to exchange their existing Qualtrics Rights and SAP RSUs for awards with underlying shares of our Class A common stock. According to the existing award terms, upon vesting we will be obligated to pay cash to settle any Qualtrics Rights and SAP RSUs that were not tendered in the exchange offers. While the dividend we paid to SAP America in the form of promissory note 1 was reduced by an amount equal to the cash required to settle any outstanding Qualtrics Rights and SAP RSUs based on the estimated liabilities for such awards at the expiration of the exchange offers, such dividend and promissory note 1 will not be further reduced to reflect any increase in such liabilities subsequent to the expiration of the exchange offer. For example, the cash liabilities for such awards may increase if SAP’s share price increases following the expiration of the exchange offers.
We will continue to incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, particularly after we are no longer an “emerging growth company,” which could adversely affect our business, financial condition, and results of operations.
As a public company, and particularly after we cease to be an “emerging growth company,” we will continue to incur greater legal, accounting, and other expenses than we incurred as a private company. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the rules and regulations of Nasdaq. These requirements have increased and will continue to increase our legal, accounting, and financial compliance costs and have made, and will continue to make, some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current board of directors, and limit the market price of our Class A common stock.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:
•authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;
•require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent, if such action occurs after SAP ceases to be the beneficial owner of a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, such date being referred to as the Written Consent Threshold Date;
•until the Written Consent Threshold Date, allow our stockholders to act by written consent, without a meeting and without prior notice;
•specify that special meetings of our stockholders may only be called by (1) SAP, until the Written Consent Threshold Date, (2) our Executive Chair or Chief Executive Officer or (3) a majority of directors then in office. No business other than that stated in the notice of a special meeting may be transacted at such special meetings;
•provide for a dual-class common stock structure in which holders of our Class B common stock have the ability to control the outcome of certain matters requiring stockholder approval, even if they own significantly less than a majority of the aggregate outstanding shares of our common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;
•establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
•prohibit cumulative voting;
•provide that any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until the Written Consent Threshold Date, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders;
•require that certain provisions of our amended and restated certificate of incorporation, including those relating to (i) corporate opportunities and conflicts of interest between us and SAP, (ii) the consent of SAP as the holder of our Class B common stock, (iii) our amended and restated bylaws, (iv) our board of directors and (v) the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon subject to the rights of holders of our Class B common stock to withhold their consent to the amendment, of the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and SAP. All other provisions of our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon; and
•allow our board of directors to amend, supplement or repeal our amended and restated bylaws upon the vote of a majority of the board of directors. Our amended and restated certificate of incorporation will provide that, after the Written Consent Threshold Date, the sections of our amended and restated bylaws related to the removal of directors and the required advance notice related to stockholder proposals and nomination of directors by stockholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, or the DGCL, which imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our outstanding common stock. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control or changes in our management could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the

DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the choice of forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
We do not expect to declare dividends in the foreseeable future.
We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price, which may never occur.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure obligations, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an “emerging growth company,” we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our condensed consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.
We are permitted to take advantage of these provisions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026.

We may choose to take advantage of some but not all of these reduced reporting requirements. If we take advantage of any of these reduced reporting requirements in future filings, the information that we provide our security holders may be different than the information you might get from other public companies in which you hold equity interests. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions.
Risks Related to Our Organizational Structure
Our principal asset is our interest in Qualtrics, LLC, and we are, and expect to continue to be, dependent upon the results of operations and cash flows of Qualtrics, LLC and its consolidated subsidiaries and distributions we receive from Qualtrics, LLC.
Qualtrics International Inc. is, and we expect to continue to be, a holding company with no material assets other than our ownership of the capital stock of Qualtrics, LLC and other subsidiaries, which we control. As such, Qualtrics International Inc. has no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the results of operations and cash flows of Qualtrics, LLC and other subsidiaries, and distributions we receive therefrom. There can be no assurance that our direct and indirect subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in any future debt instruments, will permit such distributions. In addition, in the event that the board of directors and stockholders of Qualtrics International Inc. were to approve a sale of all of our direct and indirect interests in Qualtrics, LLC and other subsidiaries, the equity interest of the holders of our common stock would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

Item 6. Exhibits

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2020).
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2020).
4.1	Specimen Class A common stock certificate of the Registrant (incorporated by reference from Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 filed on December 28, 2020).
10.1
Purchase and Sale Agreement, by and between Timp Campus LLC and Qualtrics, LLC, effective as of August 31, 2021 (incorporated by reference from Exhibit 10.20 to the Registrant’s Registration Statement on Form S-1 filed on October 1, 2021)

31.1*	Certification of the Chief Executive Officer pursuant to Exchange Act Rule 13a-14 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2*	Certification of the Chief Financial Officer pursuant to Exchange Act Rule 13a-14 as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1**	Certification of the Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.INS*	XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as inline XBRL with applicable taxonomy extension information contained in Exhibits 101).
________________
*    Filed herewith.
**    Furnished herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on the 22nd day of October, 2021.

QUALTRICS INTERNATIONAL INC.

By:	/s/ Zig Serafin
Zig Serafin
Chief Executive Officer (Principal Executive Officer)

By:	/s/ Rob Bachman
Rob Bachman
Chief Financial Officer (Principal Financial and Accounting Officer)